Preliminary Offering Circular, Dated July 22, 2022

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. TO THE EXTENT NOT ALREADY QUALIFIED UNDER REGULATION A, THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Public Diamond Himalaya Birkin LLC
6 Harrison Street, 5th Floor
New York, NY 10013
(201) 479-4408; www.public.com

Best Efforts Offering of up to 47,500 Non-Voting Membership Interests

Public Diamond Himalaya Birkin LLC, a Delaware limited liability company (which we refer to as “we,” “us,” “our,” “our company” or the “company”), is offering (this “offering”), on a best efforts basis, up to $475,000 of our non-voting membership interests (the “interests”), at an offering price of $10.00 per interest.

We expect to offer interests in this offering until we raise the maximum amount being offered. The maximum offering period is 12 months from the date of commencement, but we reserve the right to terminate this offering for any reason at any time prior to the initial closing. Subscriptions may be accepted on a rolling basis, meaning not all investors would receive their interests on the same date, and the initial closing, any subsequent closing(s) and the final closing of this offering will occur on a date or dates, as applicable, determined by the company in its discretion. This offering will commence within 48 hours of qualification by the Securities and Exchange Commission (the “Commission”). If any of the interests offered remain unsold as of the final closing, such interests shall be issued to Otis Wealth, Inc. (the “manager,” “our manager” or “Otis”), in full satisfaction of its advance, if any, and the true-up as described in this offering circular. There is no minimum number of interests or dollar amount that needs to be sold as a condition of any closing of this offering. Subscriptions, once received, are irrevocable by investors but can be rejected by us. See “Plan of Distribution and Selling Securityholders” and “Securities Being Offered” for additional information.

To purchase interests, a prospective investor must register as a user of the web- and mobile app-based platform called Public.com (the “Public Platform”) operated by Public Holdings, Inc., a Delaware corporation (“Public”). The minimum investment amount per investor is $10.00 (one interest), and the maximum investment is for interests representing 20% of the total interests, however, we can waive or modify the minimum or maximum purchase restriction on a case-by-case basis in our sole discretion. In determining whether to waive or modify such minimum and maximum purchase restrictions, we may consider a variety of factors, including, but not limited to, offering demand following qualification, factors regarding the particular investor, market conditions and business developments. To subscribe, a prospective investor agrees to transfer funds via the Public Platform from such investor’s brokerage account on the Public Platform. We have not engaged an escrow agent for this offering. Funds will remain in the investor’s brokerage account on the Public Platform until a closing is commenced by our company.

i

With respect to any closing, investors will be notified by email message and/or a notification through the Public Platform. Upon a closing, investor subscription funds will be transferred to our company, and investors will receive their interests. The initial closing will occur at such time as determined by our company in its sole discretion, and additional closings, if any, will occur throughout the offering period as determined in the sole discretion of our company. Because timing of the initial closing, any subsequent closing(s) and the final closing will be driven by demand for this offering, our company cannot anticipate the date of any particular closing.

A closing is expected to take a minimum of several days, and up to two weeks. For a closing, we will review the subscription documentation from prospective investors, contact prospective investors for additional information if necessary then provide subscription documentation to Dalmore Group, LLC (the “Broker”) for review. Upon completion of review by the Broker, a closing will occur with respect to all investors not rejected following review.

At or before the final closing, our manager or its affiliates may purchase interests sold in this offering for the same price as all other investors. There are no limitations on the number of interests that may be purchased by our manager or its affiliates. In addition, the asset sellers may purchase a portion of the interests in this offering.

	Number of Interests	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us Before Expenses(2)
Per Interest:	1	$10.00	$0.00	$10.00
Total	47,500	$475,000	$0.00	$475,000

(1)
The Broker will be acting as our executing broker in connection with this offering and will be paid by our manager the Brokerage Fee of 1% of the amount raised, and not out of the proceeds of this offering. See “Plan of Distribution and Selling Securityholders—Fees and Expenses.”

(2)
This amount does not include the Brokerage Fee or estimated offering expenses in an aggregate amount of approximately $22,821.25, all of which will be paid by Otis rather than from the net proceeds of this offering.

The interests being offered do not include the right to vote except in certain limited circumstances as required by the company’s operating agreement. See “Securities Being Offered” for additional information.

Our manager may refuse a transfer by an interest holder if such transfer would (i) result in there being 2,000 or more beneficial owners or 500 or more beneficial owners that are not accredited investors (provided that our manager may waive such limitations); (ii) adversely affect our company or subject our company, our manager or any of their affiliates to any additional regulatory or governmental requirements or cause our company to be disqualified as a limited liability company; (iii) subject our company, our manager or any of their affiliates to any tax to which they would not otherwise be subject; (iv) require registration of the interests or our company, our manager or any of their affiliates under any securities laws of the United States, any state thereof or any other jurisdiction; (v) cause the underlying asset to be deemed “plan assets” for purposes of the Employee Retirement Income Security Act of 1974 and regulations thereunder, as amended (“ERISA”); (vi) result in a change of U.S. federal income tax treatment of our company or result in a termination of our company for U.S. federal income tax purposes; or (vii) violate or be inconsistent with any representation or warranty made by the transferor. Furthermore, as our interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), transfers of our interests may only be effected pursuant to exemptions under the Securities Act and permitted by applicable state securities laws.

Provided that any electronic alternative trading system registered with the Commission and FINRA on Form ATS (an “ATS”) on which interests are listed for trading requires from interest holders such representations and agreements as described in the operating agreement, interests may be transferred via such ATS. Public intends to launch an interface on the Public Platform that enables investors to buy and sell their holders via the Public Private Execution Network Alternative Trading System (the “PPEX ATS”) operated by North Capital Private Securities Corporation (“North Capital”). As of the date of this offering circular, the PPEX ATS will be the sole trading platform approved by our manager for secondary transfers of our interests (for the avoidance of doubt, transfers may occur outside of a trading platform). We will notify interest holders of approval of any additional trading platform(s) by sending an email message or a message through the Public Platform, or by posting a message on the Public website.

To obtain approval for any transfer not facilitated by the PPEX ATS, interest holders should contact us by sending us an email message to alts@public.com prior to any voluntary transfer or within 30 days of any involuntary transfer and provide sufficient information to allow our company’s legal counsel to make a determination that the transfer would not result in any of the scenarios described above. For a transfer in the event of death of the interest holder, notice should be given by a duly authorized representative of the estate of such interest holder and include proof of legal authority and valid assignment. See “Securities Being Offered—Transfer Restrictions” for more information.

Our company will purchase from our manager a 2021 30cm Hermès “Himalaya” Birkin handbag with white gold and diamond hardware.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this offering circular and future filings after this offering.

An investment in our interests involves a high degree of risk. See “Risk Factors” for a description of some of the risks that should be considered before investing in our interests.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF ANY OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

We are offering to sell, and seeking offers to buy, our interests only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our interests. Neither the delivery of this offering circular nor any sale or delivery of our interests shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

This offering circular is following the offering circular format described in Part II (a)(1)(i) of Form 1-A.

v

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this offering circular includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, our manager, Public and the Public Platform; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our manager’s expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this offering circular are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither we nor our manager can guarantee future performance, or that future developments affecting our company, our manager, Public or the Public Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and/or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this offering circular. You should read the entire offering circular and carefully consider, among other things, the matters set forth in the section captioned “Risk Factors.” You are encouraged to seek the advice of your attorney, tax consultant and business advisor with respect to the legal, tax and business aspects of an investment in our interests. All references in this offering circular to “$” or “dollars” are to United States dollars.

The Company

Overview

Our company is a limited liability company formed on June 29, 2022 pursuant to the Delaware Limited Liability Company Act, or the LLC Act.

Our manager, Otis Wealth, Inc., a Delaware corporation incorporated on October 4, 2018 (which we refer to as our manager), believes that alternative assets have been a cornerstone of wealth accumulation. However, barriers are high, and quality access has been limited to a tiny fraction of the global economy. We believe that those who do have access to top-quality alternative investments are faced with a lack of transparency, operational overhead and high minimums and fees from established gatekeepers. The costs for investing in this asset class are high and transaction volumes are low, with few options for liquidity, resulting in longer holding periods. As a result, the opportunity to build wealth remains inaccessible.

This offering is part of the proposed solution to this problem. Public Holdings, Inc., a Delaware corporation, the parent company of our manager, is creating a platform to invest in NFTs, art, collectibles and more, through one or more affiliated issuers, alongside traditional equities and crypto. The goal is to unlock every type of alternative asset and give investors true uncorrelated diversification in a modern portfolio. For the avoidance of doubt, investors in this offering are not purchasing securities offered by Public and will have no interest in the activities or business of any entity other than our company by virtue of participating in this offering.

Our strategy is to acquire the underlying asset, hold such asset for an indefinite period of time and then sell such asset at a premium over our acquisition price so that investors in our company can make a return on their investment. Additionally, interest holders may be able to realize a return on their investment by selling their interests on the secondary market, if an active market for our interests develops.

The Underlying Asset

Our company will purchase from our manager a 2021 30cm Hermès “Himalaya” Birkin handbag with white gold and diamond hardware. See “The Underlying Asset—The Underlying Asset” for additional information.
●    “Himalaya” Birkin: The underlying asset handbag is a 30cm Hermès Birkin in “Himalaya” niloticus crocodile skin with 18k white gold and diamond hardware. “Himalaya” refers to the coloring of the crocodile skin (reminiscent of the Himalayas), not the origin of the skin or the bag. The bag is believed to be produced in incredibly limited numbers, although there are no verified production numbers. The underlying asset handbag, purchased through Sotheby’s, is in “New” (unworn) condition, with no visible signs of wear and plastic on hardware, and comes with box, accessories and CITES paperwork.

●    Birkin cultural significance: Hermès’ Birkin bag is widely acknowledged as the most coveted luxury handbag, and has been referred to as “fashion’s ultimate status symbol” in an article published by the BBC and “the it bag for rich and powerful women” in an article published by NPR. This status is reinforced by Hermès’ strategy of maintaining extreme scarcity—waiting lists are years long, connections are required and brand loyalty needs to be demonstrated prior to buying a Birkin. The Birkin is frequently spotted on celebrities, and collectors include Victoria Beckham (who has a collection of over 100 Birkin bags valued at more than $2 million), Beyonce, Drake and the Kardashians. In particular, Christie’s has called the “Himalaya” Birkin handbag with white gold and diamond hardware “the most desirable handbag in existence.”
●    Historical appreciation: Hermès ranked as the top luxury investment in the June 2021 Knight Frank Luxury Investment Index, with an increase of 17%. According to Knight Frank, Hermès “has benefited from an established online auction presence and the appetite for relatively affordable luxury pick-me-ups during the Covid-19 pandemic, particularly in Asia where many bag collectors are based, helped the asset class retain pole position.”
Manager

Otis Wealth, Inc. is the manager of our company. Our manager is a wholly owned subsidiary of Public. Public owns and operates the Public Platform, through which the interests will be sold.

At or before the final closing, our manager or its affiliates may purchase interests sold in this offering for the same price as all other investors. There are no limitations on the number of interests that may be purchased by our manager or its affiliates. Our manager may sell its interests from time to time after closing of this offering. Our manager has no present intention to sell its interests, and any future sales would be based upon our potential need for capital, market prices of the interests at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to our interests.

Investment Committee

Our manager assembled an investment committee, or the Investment Committee, compromised of employees of Public People LLC, a wholly owned subsidiary of Public, acting on behalf of Public, to assist our manager in evaluating the underlying asset prior to the purchase (including reviewing due diligence materials), managing the underlying asset and to advise our manager and certain other matters associated with our business. The members of the Investment Committee are not and will not be managers or officers of our company and will not have any fiduciary or other duties to the interest holders of the company.

The Offering

Interests Offered	Up to 47,500 interests, on a “best efforts” basis for up to $475,000 of gross proceeds. Purchasers of the interests will become members of the company.

Offering Price per Interest	$10.00 per interest.

Number of Interests Outstanding Before the Offering	As of the date hereof, one hundred percent (100%) of the interests outstanding, one (1) interest, are held by our manager.

Operating Agreement	Our limited liability company agreement, dated June 29, 2022, as amended from time to time (which we refer to as the operating agreement), created one class of membership interests of the company in the form of the interests. By participating in this offering, investors will become party to the operating agreement.

Number of Interests Outstanding After the Offering	47,501 interests.

Minimum and Maximum Investment Amount	The minimum investment amount per investor is $10.00 (one interest), and the maximum investment is for interests representing 20% of the total interests, however, we can waive or modify the minimum or maximum purchase restriction on a case-by-case basis in our sole discretion. In determining whether to waive or modify such minimum and maximum purchase restrictions, we may consider a variety of factors, including, but not limited to, offering demand following qualification, factors regarding the particular investor, market conditions and business developments. Subscriptions, once received, are irrevocable by investors, but can be rejected by us prior to acceptance.

Subscription Procedures	Public, the parent company of our manager, owns and operates the Public Platform that enables investors to view details of this offering and sign contractual documents. After the qualification by the Commission of the offering statement of which this offering circular is a part, this offering will be conducted through the Public Platform, whereby investors will receive, review, execute and deliver subscription agreements electronically. For additional information, see “Plan of Distribution—Subscription Procedures.”

Broker-Dealer	The Broker is serving as executing broker-dealer but is not providing underwriting or placement agent services in this offering.

Investment Amount Restrictions	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, you are encouraged to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, you are encouraged to refer to www.investor.gov.

Worldwide	Interests will be offered worldwide, provided that we may elect not to sell shares in particular jurisdictions for regulatory or other reasons. No sales of interests will be made anywhere in the world prior to the qualification of the offering circular by the Commission in the United States and issuance by the Financial Industry Regulatory Authority, Inc., or FINRA, of a no-objection letter. All interests will be offered everywhere in the world at the same U.S. dollar price that is set forth in this offering circular.

Limited Voting Rights	The interests have very limited voting rights, only on those matters, if any, submitted to the members for a vote and to vote, as a single class, to remove and replace the manager for “cause” following a final judgment of fraud by our manager. Any member that beneficially owns 10% or more of the interests (excluding shares beneficially owned by Otis) may irrevocably limit or eliminate its voting rights pursuant to our Operating Agreement.

Risk Factors	Investing in the interests involves risks. See the section entitled “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the interests.

Use of Proceeds	We expect to receive gross proceeds from this offering of up to $475,000. Otis will pay all expenses of this offering, including fees and expenses associated with qualification of this offering under Regulation A and all fees and expenses of the Broker. Therefore, the gross proceeds from this offering will equal the net proceeds from this offering. We intend to use a portion of the proceeds from the initial closing of this offering to acquire the underlying asset, and if and to the extent such proceeds are less than the purchase price, Otis will advance to the company any additional funds required to consummate the acquisition. The remaining net proceeds of this offering, together with any unsold interests, if any, will be used to repay the Otis advance, if any, and pay Otis the true-up.

Closings	The company may close the entire offering at one time or may have multiple closings. Throughout this offering circular, we have assumed multiple closings and refer to the “initial closing” as the first such closing and the “final closing” as the last such closing. The underlying asset will be acquired by the company following the final closing of this offering. Subscriptions may be accepted on a rolling basis. If any of the interests offered remain unsold as of the final closing, such interests shall be issued to Otis in full satisfaction of its advance, if any, and the true-up as described in this offering Circular. The maximum offering period is 12 months from the date of commencement.

Until there is a closing with respect to a given investor, subscription funds will remain in the brokerage account of the investor, but will be earmarked for the investment in this offering.With respect to any closing, investors will be notified by email message and/or a notification through the Public platform. Upon a closing, investor subscription funds will be transferred to our company, and investors will receive their interests. The initial closing will occur at such time as determined by our company in its sole discretion, and additional closings, if any, will occur throughout the offering period as determined in the sole discretion of our company. Because timing of the initial closing, any subsequent closing(s) and the final closing will be driven by demand for this offering, our company cannot anticipate the date of any particular closing. A closing is expected to take a minimum of several days, and up to two weeks. See “Plan of Distribution and Selling Securityholders—Plan of Distribution” for more information.

Termination of the Offering	We reserve the right to terminate this offering for any reason at any time prior to the initial closing.

Transfer Restrictions and Secondary Trading	Our manager may refuse a transfer by an interest holder if such transfer would (i) result in there being 2,000 or more beneficial owners or 500 or more beneficial owners that are not accredited investors (provided that our manager may waive such limitations); (ii) adversely affect our company or subject our company, our manager or any of their affiliates to any additional regulatory or governmental requirements or cause our company to be disqualified as a limited liability company; (iii) subject our company, our manager or any of their affiliates to any tax to which they would not otherwise be subject; (iv) require registration of the interests or our company, our manager or any of their affiliates under any securities laws of the United States, any state thereof or any other jurisdiction; (v) cause the underlying asset to be deemed “plan assets” for purposes of ERISA; (vi) result in a change of U.S. federal income tax treatment of our company or result in a termination of our company for U.S. federal income tax purposes; or (vii) violate or be inconsistent with any representation or warranty made by the transferor. Furthermore, as our interests are not registered under the Securities Act, transfers of our interests may only be effected pursuant to exemptions under the Securities Act and permitted by applicable state securities laws.

Provided that any ATS on which interests are listed for trading requires from interest holders such representations and agreements as described in the operating agreement, interests may be transferred via such ATS. Public intends to launch an interface on the Public Platform that enables investors to buy and sell their holders via the PPEX operated by North Capital. As of the date of this offering circular, the PPEX ATS will be the sole trading platform approved by our manager for secondary transfers of our interests (for the avoidance of doubt, transfers may occur outside of a trading platform). We will notify interest holders of approval of any additional trading platform(s) by sending an email message or a message through the Public Platform, or by posting a message on the Public website.

To obtain approval for any transfer not facilitated by the PPEX ATS, interest holders should contact us by sending us an email message to alts@public.com prior to any voluntary transfer or within 30 days of any involuntary transfer and provide sufficient information to allow our company’s legal counsel to make a determination that the transfer would not result in any of the scenarios described above. For a transfer in the event of death of the interest holder, notice should be given by a duly authorized representative of the estate of such interest holder and include proof of legal authority and valid assignment.

See “Securities Being Offered—Transfer Restrictions” for more information.

Distributions	There will be no distributions, unless and until there is a sale of the underlying asset, at which point we plan to pay a liquidating distribution. There can be no assurance as to the timing of a liquidating distribution or that we will pay a liquidating distribution at all.

DETERMINATION OF OFFERING PRICE

The offering size equals the sum of (a) the estimated purchase price that Otis anticipates paying for the underlying asset, $450,000, plus (b) approximately 5.56% of such amount, or $25,000, as an upfront payment or “true-up” payable to Otis, which is intended to be reasonable compensation for Otis’ services, capital commitment and outlay (if applicable) in sourcing and acquiring the underlying asset, as well as our manager’s agreement to pay all fees, taxes, costs and expenses of, or incurred in connection with the operation of, our company. The initial price per interest was randomly determined by Otis and is calculated by dividing (a) this offering size by (b) 47,500, which is the maximum number of interests that will be sold in this offering (or issued to Otis if any remain unsold).

RISK FACTORS

The interests offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that our investment objectives will be achieved or that a secondary market would ever develop for our interests, whether via the Public Platform, via third-party registered broker-dealers or otherwise. The risks described in this section should not be considered an exhaustive list of the risks that prospective investors should consider before investing in our interests. Prospective investors should obtain their own legal and tax advice prior to making an investment in our interests and should be aware that an investment in our interests may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in our interests.

Risks Related to the Structure, Operation and Performance of our Company

Our company was recently formed, has no track record and no operating history from which you can evaluate our company or this investment.

Our company was recently formed, has not generated any revenues and has no operating history upon which prospective investors may evaluate their performance. No guarantee can be given that our company will achieve its investment objectives, the value of the underlying asset will increase or the underlying asset will be successfully monetized.

We do not expect to generate any material amount of revenues and rely on our manager to fund our operations.

We do not expect to generate any material amount of revenues or cash flow unless and until the underlying asset is sold. No profits can be realized by our investors unless the underlying asset is sold for more than we acquire it and there are sufficient funds to effectuate a distribution, or the investors sell their interests. Accordingly, we will be completely reliant on Otis to fund our operations.

The offering amount will exceed the value of the underlying asset, and, if the underlying asset is sold before it appreciates or generates income, then investors will not receive the amount of their initial investment back.

The size of this offering will exceed the purchase price of the underlying asset as at the date of this offering (as the proceeds of this offering in excess of the purchase price of the underlying asset will be used to repay advances to our manager and make the true-up payment). If the underlying asset had to be sold and there had not been substantial appreciation of the underlying asset prior to such sale, there may not be sufficient proceeds from the sale of the underlying asset to repay investors the amount of their initial investment (after first paying off any liabilities on the underlying asset at the time of the sale or any additional profits in excess of this amount).

The underlying asset may be sold at a loss or at a price that results in a distribution that is below the purchase price of the interests, or no distribution at all.

Any sale of the underlying asset could be effected at an inopportune time, at a loss and or at a price that would result in a distribution of cash that is less than the price paid by investors to purchase our interests. We intend to hold the underlying asset for an extended period of time and may choose to sell the underlying asset opportunistically if market conditions are favorable, which we believe is necessary to achieve optimal returns. Although the value of the underlying asset may decline in the future, we have no current intention nor economic incentive to sell the underlying asset at a loss. In the future, we may elect to do so if we determine that such a transaction would be necessary to satisfy our fiduciary obligations to our members. Lastly, circumstances may arise that may compel us to sell the underlying asset at an inopportune time and potentially at a loss, such as if we face litigation, regulatory challenges or if Otis ceases to exist. Investors should be prepared to hold their interests for an indefinite period of time, as there can be no assurance that the interests can ever be resold or that the underlying asset can ever be sold or that any sale would occur at a price that would result in a distribution of more than the initial purchase price per interest.

The timing and potential price of a sale of the underlying asset are impossible to predict, so investors need to be prepared to own the interests for an uncertain or even indefinite period of time.

We intend to hold the underlying asset for an indefinite period, although the underlying asset will be perpetually available for sale following this offering and we will evaluate any reasonable third party offers to acquire the underlying asset. In addition, the occurrence of certain events may compel us to sell the underlying asset. Accordingly, a risk of investing in the interests is the unpredictability of the timing of a sale of the underlying asset and the unpredictability of funds being available for cash distributions, and investors should be prepared for both the possibility they will not receive a cash distribution for many years, if ever, and the contrary possibility that they may receive a cash distribution at any time following the completion of this offering. An investment in the interests is unsuitable for investors that are not prepared to hold their interests for an indefinite period of time, as there can be no assurance that the interests can ever be resold or that the underlying asset can be sold within any specific timeframe, or at all.

Our success depends in large part upon our manager and its ability to execute our business plan.

The successful operation of our company is in part dependent on the ability of our manager and asset manager to source, acquire and manage the underlying asset. As our manager has only been in existence since October 2018, it has limited operating history that would evidence its ability to source, acquire, manage and utilize the underlying asset.

The success of our company will be highly dependent on the expertise and performance of our manager and its team, its expert network and other investment professionals (which include third-party experts) to source, acquire and manage the underlying asset. There can be no assurance that these individuals will continue to be associated with our manager or asset manager. The loss of the services of one or more of these individuals could have a material adverse effect on the underlying asset, in particular, its ongoing management and use to support the investment of holders of interests.

Potential breach of the security measures of the Public Platform could have a material adverse effect on our company and the value of your investment.

The highly automated nature of the Public Platform through which potential investors acquire or transfer interests may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. The Public Platform processes certain confidential information about investors. While we intend to take commercially reasonable measures to protect our confidential information and maintain appropriate cybersecurity, the security measures of the Public Platform, our company, our manager, Public or our service providers (including the Broker) could be breached. Any accidental or willful security breaches or other unauthorized access to the Public Platform could cause confidential information to be stolen and used for criminal purposes or have other harmful effects. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity, or loss of the proprietary nature of our manager’s and our company’s trade secrets. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the Public Platform software are exposed and exploited, the relationships between our company, investors and users could be severely damaged, and our company, our manager or Public could incur significant liability or have their attention significantly diverted from utilization of the underlying asset, which could have a material negative impact on the value of the interests or the potential for distributions to be made on the interests.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we, the third-party hosting used by the Public Platform and other third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors or service providers within the industry, including insurance companies, to lose confidence in the effectiveness of the secure nature of the Public Platform. Any security breach, whether actual or perceived, would harm our reputation and the Public Platform, and we could lose investors and service providers. This would impair our ability to achieve our objectives.

The Public Platform is highly technical and may be at risk of malfunctioning.

The Public Platform is a complex system with components and highly complex software, and our business is dependent upon Public’s ability to prevent system interruptions to operation of the Public Platform. The Public Platform software may now, or in the future, contain undetected errors, bugs or vulnerabilities, which may only be discovered after the code has been released or may never be discovered. Problems with or limitations of the software, misconfigurations of the systems or unintended interactions between systems may cause downtime that would impact the availability of the Public Platform. The Public Platform relies on third-party datacenters for operation. If such datacenters fail, users of the Public Platform may experience downtime. Any errors, bugs, vulnerabilities or sustained or repeated outages could reduce the attractiveness of the Public Platform to investors, cause a negative experience for investors or result in negative publicity and unfavorable media coverage, damage to our reputation, loss of Public Platform users, loss of revenue, liability for damages, regulatory inquiries or other proceedings, any of which could adversely affect our business and financial results.

Our manager may sell its interests post-closing, which may result in a reduction in value of your interests if there are too many interests available and not enough demand for those interests.

Our manager may arrange for some of the interests it holds to be sold by a broker pursuant to a “10b5-1 trading plan.” Our manager has no present intention to sell its interests, and any future sales would be based upon our potential need for capital, market prices of the interests at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to our interests. There is a risk that a sale by our manager may result in too many interests being available for resale and the price of the relevant interests decreasing as supply outweighs demand.

Non-compliance with regulations may result in the abrupt cessation of business operations, rescission of any contracts entered into, an early termination of any interests sold or, if we were deemed to be subject to the Investment Advisers Act of 1940, as amended, or the Investment Advisers Act, the liquidation and winding up of any interests sold.

The Broker is acting as our executing broker in connection with this offering. The Broker is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and will be registered in each state where offering and sale of the interests will occur prior to the launch of this offering, and it is anticipated that the interests will be offered and sold only in states where the Broker is registered as a broker-dealer. If a regulatory authority determines that our manager, which is not a registered broker-dealer under the Exchange Act or any state securities laws, has itself engaged in brokerage activities, our manager may need to stop operating, and therefore, we will not have an entity managing the underlying asset. In addition, if our manager is required to register as a broker-dealer, there is a risk that any interests offered and sold while our manager was not registered may be subject to a right of rescission, which may result in the early termination of the company.

Furthermore, we are not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and neither our manager nor our asset manager is or will be registered as an investment adviser under the Investment Advisers Act, and thus the interests do not have the benefit of the protections of the Investment Company Act or the Investment Advisers Act. We and our manager have taken the position that the underlying asset is not a “security” within the meaning of the of the Investment Company Act or the Investment Advisers Act, and thus our assets will be comprised of less than 40% investment securities under the Investment Company Act, and our manager and our asset manager will not be advising with respect to securities under the Investment Advisers Act. This position, however, is based upon applicable case law that is inherently subject to judgments and interpretation. If we were to be required to register under the Investment Company Act or our manager were to be required to register under the Investment Advisers Act, it could have a material adverse impact on the results of operations and expenses of the company, and our manager may be forced to liquidate and wind up the company or rescind this offering.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer under Regulation A, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Unpredictable and/or uncontrollable events, such as the COVID-19 outbreak, could adversely affect our business.

Our business could be subject to unpredictable and uncontrollable events, such as earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics or pandemics, such as the COVID-19 outbreak, and other natural or manmade disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. The risk, or public perception of the risk, of a pandemic, or media coverage of infectious diseases, could adversely affect the value of the underlying asset and the financial condition of our investors or prospective investors, resulting in reduced demand for this offering and alternative asset classes generally. Moreover, an epidemic, pandemic, outbreak or other public health crisis, such as COVID-19, could adversely affect employees of Public, on which our manager relies to manage the logistics of our business. “Shelter-in-place” or other such orders by governmental entities could also disrupt our operations if employees of Public who cannot perform their responsibilities from home are not able to report to work or carry out necessary actions related to the logistics of our business. Risks related to an epidemic, pandemic or other health crisis, such as COVID-19, could also lead to the complete or partial closure of one or more of our facilities or the storage facility in which we lease space, which could prevent us from accessing the underlying asset. Further, risks related to an epidemic, pandemic or other health crisis, such as COVID-19, could lead to complete or partial cessation of operations of our sourcing partners for the underlying asset.

We could be exposed to losses and/or reputational harm as a result of various claims and lawsuits incidental to the ordinary course of our business.

We may become involved in various legal proceedings, lawsuits and other claims incidental to the ordinary course of our business. We are required to assess the likelihood of any adverse judgments or outcomes in these matters, as well as potential ranges of probable or reasonably possible losses. A determination of the amount of losses, if any, to be recorded or disclosed as a result of these contingencies will be based on a careful analysis of each individual exposure with, in some cases, the assistance of outside legal counsel. The amount of losses recorded or disclosed for such contingencies may change in the future due to new developments in each matter or a change in settlement strategy.

Risks Related to Luxury Assets

If there is a downturn in the luxury goods industry or the economy in general, then the value of the underlying asset is likely to decrease.

Given the concentrated nature of the underlying asset, any industry downturn is likely to impact the value of the underlying asset, and consequently the value of the interests. Furthermore, as the underlying asset is a collectible item, the value may be impacted if an economic downturn occurs and there is less disposable income for individuals to invest in similar assets. In the event of a downturn in the industry, the value of the underlying asset is likely to decrease.

The global economy and financial markets and political conditions of various countries can adversely affect the supply of and demand for luxury goods, and unpredictable and/or uncontrollable events, such as the COVID-19 outbreak, may cause a disruption in the luxury goods industry.

The luxury goods industry may be influenced by the overall strength and stability of the global economy and financial markets of various countries, although any correlation may not be immediately evident. In addition, global political conditions and world events may affect our business through their effect on the economies of various countries, as well as on the willingness of potential buyers to purchase luxury goods in the wake of economic uncertainty. Accordingly, weakness in the global economy and financial markets of various countries may cause a downturn in the luxury goods industry, which is likely to impact the value of the underlying asset, and consequently the value of the interests.

The COVID-19 outbreak has caused unprecedented levels of global uncertainty and may impact the value of art and other collectables. We expect the COVID-19 outbreak will result in low transaction volume until confidence in the global economy is restored. The extent and duration of this disruption cannot be accurately estimated, and the luxury goods industry may take a significant amount of time to recover.

The volatility in prices for art and other collectibles may result in downward price pressure and adversely affect our objectives.

Volatility of demand for luxury goods as evidenced by the S&P Global Luxury index, in particular high-value luxury goods, may adversely affect the company’s ability to achieve its investment purpose. The luxury goods market has been subject to volatility in demand in recent periods. Demand for high value luxury goods depends to a large extent on general, economic, political and social conditions in a given market as well as the tastes of the collector or art enthusiast community resulting in changes in the types of luxury goods that are most sought after. Volatility in demand may lead to volatility in the value of luxury goods, which may result in further downward price pressure and adversely affect our ability to achieve our objective of monetizing the underlying asset.

Luxury goods are hard to value, and any valuations obtained are not guarantees of realizable price.

As explained in the “Description of Business,” luxury goods are difficult to value. Valuation of the underlying asset will be based upon the subjective approach taken by the members of our manager’s expert network, valuation experts appointed by the asset seller or other data provided by third parties (e.g., auction results and previous sales history). Our manager sources data from reputable valuation providers in the industry; however, it may rely on the accuracy of the underlying data without any means of detailed verification. Consequently, valuations may be uncertain.

The value of the underlying asset can go down as well as up. Valuations are not guarantees of realizable price and do not necessarily represent the price at which our interests may be sold on the Public Platform, and the value of the underlying asset may be materially affected by a number of factors outside of our control, including any volatility in the economic markets and the condition of the underlying asset.

Our manager relies on third-party assessments of the market for the types of assets to be acquired, or the value of the specific assets. None of these assessments have been prepared in connection with this offering circular.

Included in this offering circular are references to reports and assessments created by third parties which our manager has relied upon for determining the potential market and current value of particular assets. We have not independently verified the information contained in those reports and assessments, and none were prepared in connection with this offering circular. The references should not be taken as an endorsement of our offering by those third parties.

Data protection, security, privacy, and other measures required by government and industry may not be sufficient to prevent security breaches.
Government and industry-specific requirements seek to protect data security and data privacy and often call for companies to notify individuals of data security incidents involving certain types of personal data. Significant security breaches and similar events could erode investor or user confidence and/or bring new and potentially burdensome regulation.
Risks Related to the Underlying Asset

Potential loss of or damage to the underlying asset could adversely impact the value of the underlying asset.

The underlying asset may be lost or damaged by causes beyond our reasonable control when in storage or on display. Any damage to the underlying asset could adversely impact the value of the underlying asset or adversely increase the liabilities of the company. Although we intend for the underlying asset to be insured at replacement cost (subject to policy terms and conditions), in the event of any claims against such insurance policies, there can be no guarantee that any losses or costs will be reimbursed, that the underlying asset can be replaced on a like-for-like basis or that any insurance proceeds would be sufficient to pay the full market value (after paying for any outstanding liabilities). In the event that damage is caused to the underlying asset, this will impact the value of the underlying asset, and the company, as well as the likelihood of any distributions being made by us to the investors.

Restoration or repair of the underlying asset may result in a decrease in the value of the underlying asset.

Although we do not intend to undertake restoration or repair of the underlying asset, there may be situations in the future that we are required to do so (e.g., due to natural wear and tear and through use or display of the underlying asset). Where we do so, we will be dependent on the performance of third-party contractors and subcontractors and may be exposed to the risks that a project will not be completed within budget, within the agreed timeframe or to the agreed specifications. While we will seek to mitigate our exposure by negotiating appropriate contracts, including appropriate warranty protection, any failure on the part of a contractor to perform its obligations could adversely impact the value of the underlying asset and, therefore, the value of the company.

In addition, the successful restoration or repair of the underlying asset may be dependent on sourcing replacement original and authentic paint or parts. Original paint or parts are rare and in high demand and, therefore, at risk of being imitated. There is no guarantee that any paint or parts sourced for the underlying asset will be authentic (e.g., not a counterfeit). If such paint or parts cannot be sourced or those paints or parts that are sourced are not authentic, the value of the underlying asset and the company may be materially adversely affected. Furthermore, if the underlying asset is damaged, we may be unable to source original and authentic paint or parts for the underlying asset, and the use of non-original and authentic paint or parts may decrease the value of the underlying asset.

Insurance may not cover all losses, which may result in an operating loss and likelihood that distributions will not be made by us.

Insurance of the underlying asset may not cover all losses. There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, environmental considerations and other factors, including terrorism or acts of war, also might make insurance proceeds insufficient to repair or replace an asset if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the underlying asset. Furthermore, Otis would bear the expense of the payment of any deductible. Any uninsured loss could result in both loss of cash flow from and the value of the underlying asset and, consequently, the company.

We may be associated with third-party liability and exposed to reputational harm as a result of wrongful actions by certain third parties.

The company will assume all of the ownership risks attached to the underlying asset, including third-party liability risks. Therefore, the company may be liable to a third party for any loss or damages incurred by it in connection with the underlying asset. This would be a loss to our company and, therefore, deductible from any income or capital proceeds payable from the underlying asset, in turn adversely affecting the value of the company and the likelihood of any distributions being made by us.

Any harm to the brand of the manufacturer may adversely impact the value of the underlying asset.

The demand for the underlying asset and, therefore, the company may be influenced by the general perception of the manufacturer of the underlying asset. In addition, the manufacturer’s business practices may result in the image and value of luxury goods produced by such manufacturer being damaged. This in turn may have a negative impact on the value of the underlying asset made by such manufacturer and, consequently, the value of the interests of the company.

The value of the underlying asset may depend on a prior owner or association and, therefore, may be out of our control.

The value of the underlying asset may be connected with its prior ownership by, or association with, a certain person or group or in connection with certain pop culture events or films. In the event that such person or group loses public affection, then this may adversely impact the value of the underlying asset and, therefore, the company.

Title or authenticity claims on the underlying asset may diminish value of the underlying asset.

There is no guarantee that the underlying asset will be free of any claims regarding title and authenticity (e.g., counterfeit or previously stolen), or that such claims may arise after acquisition of the underlying asset. We may not have complete ownership history or restoration and repair records for the underlying asset. In the event of a title or authenticity claim against us, we may not have recourse against the asset seller or the benefit of insurance, and the value of the underlying asset and the company may be diminished.

Forced sale of the underlying asset at a lower value than when the underlying asset was first acquired may diminish the value of the company.

We may be forced to sell the underlying asset (e.g., upon the bankruptcy of our manager), and such a sale may occur at an inopportune time or at a lower value than when the underlying asset was first acquired or at a lower price than the aggregate of costs to purchase the underlying asset and true-up payment to Otis. In such circumstances, the capital proceeds obtained for the underlying asset and, therefore, the return available to investors may be lower than could have been obtained if the underlying asset continued to be held by us and sold at a later date.

If we are unable to liquidate the underlying asset at a time when we desire to do so or at all, investors may not receive any return on their investment and may lose their entire investment.

Our strategy is to acquire the underlying asset, hold such asset for an indefinite period of time and then sell such asset at a premium over our acquisition price so that investors in our company can make a return on their investment. However, we will pay Otis, out of the proceeds of this offering, a true-up payment to cover expenses incurred in the acquisition of the underlying asset and grant additional equity to Otis for management of the underlying asset and the provision of administrative services. If we are unable to liquidate an asset at a time when we desire to do so or at all, the true-up and dilution may reduce any return that an investor may hope to make.

Risks Related to Potential Conflicts of Interest

Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our manager.

Our operating agreement provides that our manager, in exercising its rights in its capacity as manager, will be entitled to consider only such interests and factors as it desires, including its own interests; will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our investors; and will not be subject to any different standards imposed by our operating agreement, the LLC Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

We do not have a conflicts of interest policy.

Our company, our manager, Public and their affiliates will try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than our company, these actions could have a negative impact on our financial performance and, consequently, on distributions to investors and the value of the interests of the company. We have not adopted, and do not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

Conflicts may exist among our manager, our asset manager, Public and their respective employees or affiliates.

Our manager, our asset manager and Public will engage with, on behalf of our company, a number of brokers, dealers, asset sellers, insurance companies, storage and maintenance providers and other service providers and thus may receive in-kind discounts, for example, free shipping or servicing. In such circumstances, it is likely that these in-kind discounts may be retained for the benefit of our manager, our asset manager or Public and not our company. Our manager, our asset manager or Public may be incentivized to choose a broker, dealer or asset seller based on the benefits they are to receive rather than the investor’s opinion of which is best for the company.

There may be conflicts related to potential future brokerage activity.

Our affiliate, Open to the Public, Inc., which we refer to as OTTP, is a broker-dealer registered with the Commission and FINRA as a broker-dealer and may facilitate liquidity in our interests via the Public Platform. OTTP may be entitled to receive fees based on volume of trading and volatility of the interests. Although an increased volume of trading and volatility will benefit investors as it will assist in creating a market for those wishing to transfer their interests, there is the potential that there is a divergence of interests between OTTP and investors; for instance, if the underlying asset does not appreciate in value, this will impact the price of the interests but may not adversely affect the profitability related to the brokerage activities of OTTP (i.e., OTTP would collect brokerage fees whether the price of the underlying asset increases or decreases).

There may be conflicting interests among our manager, our asset manager, Public and investors.

Our manager will determine whether or not to liquidate underlying asset, should an offer to acquire the underlying asset be received. As OTTP may receive fees on the trading volume in the interests connected with the underlying asset, they may encourage our manager to not realize such underlying asset even though investors may prefer to receive the gains from any appreciation in value of such underlying asset. Furthermore, when determining to liquidate the underlying asset, our manager will do so considering all of the circumstances at the time, which may include obtaining a price for the underlying asset that is in the best interests of a substantial majority but not all of the investors.

The use of the underlying asset at revenue-generating events or in leasing opportunities could increase the risk of the underlying asset getting damaged and could impact the value of the underlying asset. Our manager may therefore be conflicted when determining whether to use the underlying asset at revenue-generating events or in leasing opportunities to generate revenue or limit the potential of damage being caused to it. Our manager is the asset manager for multiple assets and may be incentivized to utilize one or more assets over the underlying asset to help popularize the Public Platform, which means of utilization may not generate as much immediate returns as other potential utilization methods.

Our manager has the ability to unilaterally amend the operating agreement. As our manager is party, or subject, to these documents, it may be incentivized to amend them in a manner that is beneficial to it as manager of our company or may amend it in a way that is not beneficial for all investors. In addition, the operating agreement seeks to limit the fiduciary duties that our manager owes to its investors. Therefore, our manager is permitted to act in its own best interests rather than the best interests of the investors. See “Securities Being Offered” for more information.

Conflicts may exist between legal counsel, our company, our manager, Public and its affiliates.

Legal counsel may, in the future, render services to us or other related parties with respect to activities relating to our company as well as other unrelated activities. Legal counsel is not representing any prospective investors in connection with this offering and will not be representing interest holders of our company, although the prospective investors may rely on the opinion of legal counsel with respect to the validity of the securities, which is filed as Exhibit 12.1 to the offering statement of which this offering circular forms a part. Prospective investors are advised to consult their own independent counsel with respect to the other legal and tax implications of an investment in our interests.
The original asset seller set the price at which the underlying asset will be sold to the company, and that price may not be based upon arms-length negotiations and may not fully reflect the value of the underlying asset, which often is difficult to determine.
The original asset seller established the price that our company will pay for the underlying asset. Although our company and our manager endeavor to determine the appropriate market price for such asset (and therefore the basis for the value of the company), these prices are often difficult to determine.
Risks Related to the Offering and Ownership of our Interests

We have not engaged an escrow agent for this offering and, therefore, do not have an independent third party holding investor funds until they are released to the company.

Typically, an escrow agent retains custody of prospective investor funds until certain conditions are met, at which time the funds would be released to our company. We have not engaged an escrow agent for this offering, so no escrow agent or other independent third party holds funds on behalf of investors until released to our company upon a closing.

Because investor funds will not be held in escrow prior to closing, subscription funds advanced by prospective investors as part of the subscription process will be commingled with the company’s operating account even if there has not yet been a closing with respect to such investors.

Prospective investors will, therefore, not have the use of such funds or receive interest thereon pending closing and may be subject to increased administrative risk, as additional administrative burdens will be placed on individuals acting on behalf of our company who may or may not have the expertise to administer funds seamlessly.

There can be no assurance that an active trading market will develop.

An active trading market for our interests may not develop or be sustained. If an active public trading market for our interests does not develop or is not sustained, it may be difficult or impossible for you to resell your interests at any price. Even if an active market does develop, the market price could decline below the amount you paid for your interests.

If an active market ever develops for our interests, the market price and trading volume may be volatile.

If the market develops for our interests, the market price of our interests could fluctuate significantly for many reasons, including reasons unrelated to our performance, such as reports by industry analysts, investor perceptions or announcements by our competitors regarding their own performance, as well as general economic and industry conditions.

There may be state law restrictions on an investor’s ability to sell interests, making it difficult to transfer, sell or otherwise dispose of our interests.

Each state has its own securities laws, often called “blue sky” laws, which limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and govern the reporting requirements for broker-dealers and stockbrokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether the interests being offered under this offering circular will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our interests. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our interests. Investors should consider the resale market for our interests to be limited. Investors may be unable to resell their interests, or they may be unable to resell them without the significant expense of state registration or qualification.

Investors have very limited voting rights, and our manager may take actions that are not in the best interests of investors.

Our manager has a unilateral ability to amend the operating agreement in certain circumstances without the consent of the investors, and investors only have limited voting rights. Investors will therefore be subject to any amendments our manager makes (if any) to the operating agreement and also any decision it makes in respect of our company which the investors do not get a right to vote upon. Investors may not necessarily agree with such amendments or decisions, and such amendments or decisions may not be in the best interests of all of the investors as a whole but only a limited number.

Furthermore, our manager can only be removed as manager of our company in a very limited circumstance, following a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with our company. Investors would therefore not be able to remove our manager merely because they did not agree, for example, with how our manager was managing the underlying asset.

Upon qualification by the Commission of the offering statement of which this offering circular is a part, we will be subject to ongoing public reporting requirements that are less rigorous than rules for more mature public companies, and our investors receive less information.

Upon qualification by the Commission of the offering statement of which this offering circular is a part, we will be required to report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for public companies reporting under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of our fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of our fiscal year.

We also may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our interests that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and investors could receive less information than they might expect to receive from more mature public companies.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under our operating agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the operating agreement.

Investors in this offering will be bound by our operating agreement, which establishes the rights of members and rules for governance of our company. Under Section 14.08 of our operating agreement, investors waive the right to a jury trial of any claim they may have against our company arising out of or relating to the operating agreement, or the action of becoming an interest holder in the company. This includes legal actions that include claims based on federal securities law. By subscribing to this offering, the investor agrees to adhere to the operating agreement, and knowingly and voluntarily waives the investor’s jury trial rights.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern the operating agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the operating agreement. You should consult legal counsel regarding the jury waiver provision before investing in this offering.

If you bring a claim against our company in connection with matters arising under the operating agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against our company. If a lawsuit is brought against our company under the operating agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the operating agreement with a jury trial. No condition, stipulation or provision of the operating agreement serves as a waiver by any member or by our company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the subscription agreement.

To participate in this offering, investors must execute the subscription agreement. Under Section 7 of the subscription agreement, investors waive the right to a jury trial of any claim they may have against our company arising out of or relating to the subscription agreement or any action taken in connection with the negotiation, administration, performance or enforcement of the subscription agreement. This includes legal actions that include claims based on federal securities law. By subscribing to this offering and executing the subscription agreement, the investor knowingly and voluntarily waives the investor’s jury trial rights.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which govern the subscription agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before investing in this offering.

If you bring a claim against our company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against our company. If a lawsuit is brought against our company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any member or by our company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

Our operating agreement has a forum selection provision that requires that certain disputes be resolved in the Court of Chancery of the State of Delaware, regardless of convenience or cost to interest holders.

Under Section 14.08 of our operating agreement, interest holders are required to resolve disputes related to the governance of our company in the Court of Chancery located in the State of Delaware. The forum selection provision applies to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with our operating agreement, or the transactions authorized by the agreement, including that of the admission of interest holders.

Our operating agreement further provides that, should the Court of Chancery in the State of Delaware not have jurisdiction over the matter, the suit, action or proceeding may be brought in the appropriate federal or state court located in the State of Delaware. We intend for his forum selection provision to also apply to claims brought under federal securities law. Our company acknowledges that, for claims arising under the Exchange Act, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, requiring such matters to be heard in federal court. In contrast, Section 22 of the Securities Act provides for concurrent jurisdiction between federal and state courts for matters arising under the Securities Act.

The forum selection provision in our operating agreement may limit interest holders’ ability to obtain a favorable judicial forum for disputes with us or our manager, employees or agents, which may discourage lawsuits against us and such persons. The requirement that any action be heard in a competent court in the State of Delaware may also create additional expense for any person contemplating an action against our company, or limit the access to information to undertake such an action, further discouraging lawsuits.

It is also possible that, notwithstanding the forum selection clause included in our operating agreement, a court could rule that such a provision is inapplicable or unenforceable. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in, an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Possible changes in federal or local tax laws, or the application of existing federal or local tax laws, may result in significant variability in our results of operations and tax liability for the investor.

The Internal Revenue Code of 1986, as amended, or the Code, is subject to change by Congress, and interpretations may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the IRS, through its audit policy, announcements and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment would be limited to prospective effect. Accordingly, the ultimate effect on an investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Furthermore, investors may reside in various tax jurisdictions throughout the world. To the extent that there are changes to tax laws or tax reporting obligations in any of these jurisdictions, such changes could adversely impact the ability and/or willingness of our clients to purchase interests. Failure to assess or pay the correct amount of tax on a transaction may expose us to claims from tax authorities.

DILUTION

Dilution means a reduction in value, control or earnings of the interests the investor owns. As additional interests are issued to our asset manager as payment for its services, interest holders will suffer dilution. The additional interests will be valued at the same price as the interests acquired by investors in the offering and will be issued in amounts equal to the total interests outstanding at the time of each such issuance. The aggregate amount of dilution suffered by interest holders will depend on the amount of time the asset manager serves in such capacity.

Our asset manager will pay no cash consideration to our company for such additional interests. As such, the average effective contribution of our asset manager for these interests will be $0.00 per interest, as compared to the public contribution in this offering of $10.00 per interest.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

We intend to distribute the interests exclusively through the Public Platform. Using the Public Platform, investors can review offering materials and sign legal documents electronically. Our manager is not a member firm of FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of our interests. For the avoidance of doubt, OTTP will not be involved in the offer and sale of our interests.

Each offering is being conducted under Regulation A under the Securities Act and, therefore, only offered and sold to “qualified purchasers.” For further details on the suitability requirements an investor must meet in order to participate in this offering, see “—Investor Suitability Standards.” As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state law “blue sky” review, subject to meeting certain state filing requirements and complying with certain antifraud provisions, to the extent that our interests are offered and sold only to “qualified purchasers” or at a time when our interests are listed on a national securities exchange. It is anticipated that sales of securities will only be made in states where the Broker is registered.

We are offering, on a best-efforts basis, the interests at a price of $10.00 per interest.

At or before the closing of this offering, our manager or its affiliates may purchase interests sold in this offering for the same price as all other investors. There are no limitations on the number of interests that may be purchased by our manager or its affiliates. In addition, the asset sellers may purchase a portion of the interests in this offering. Our manager may sell its interests from time to time after the closing of this offering. Our manager has no present intention to sell its interests, and any future sales would be based upon our potential need for capital, market prices of the interests at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to the interests.

There is no minimum amount of subscriptions required, and the company may close the entire offering at one time or may have multiple closings. Throughout this offering circular, we have assumed multiple closings and refer to the “initial closing” as the first such closing and the “final closing” as the last such closing. Subscriptions may be accepted on a rolling basis, meaning not all investors would receive their interests on the same date. Until there is a closing with respect to a given investor, subscription funds will remain in the brokerage account of the investor, but will be earmarked for the investment in this offering. With respect to any closing, investors will be notified by email message and/or a notification through the Public Platform. Upon a closing, investor subscription funds will be transferred to our company, and investors will receive their interests. The initial closing will occur at such time as determined by our company in its sole discretion, not to be determined by the value of subscriptions, and additional closings, if any, will occur throughout the offering period as determined in the sole discretion of our company. The timing of the initial closing, any subsequent closing(s) and the final closing will be driven by demand for this offering and minimizing fixed costs associated with each closing.

A closing is expected to take a minimum of several days, and up to two weeks. For a closing, we will review the subscription documentation from prospective investors, contact prospective investors for additional information if necessary, verify information for the purposes of AML and KYC compliance then provide subscription documentation to the Broker for review. Upon completion of a satisfactory review by the Broker, a closing will occur with respect to all investors not rejected following review. Rejection may occur if the investor does not provide sufficient information to complete the transaction.

If any of the interests offered remain unsold as of the final closing, such interests shall be issued to Otis in full satisfaction of its advance, if any, and the true-up as described in this offering circular. The maximum offering period is 12 months from the date of commencement. The underlying asset will be acquired by the company following the final closing of this offering.

The interests will be issued in book-entry form without certificates.

Our manager, and not our company, will pay all of the expenses incurred in this offering and receive in exchange the true-up payment out of the proceeds of this offering.

Investor Suitability Standards

Our interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our company (in connection with this offering under Regulation A) does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who:

1.
Has an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not underwater), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence;

2.
earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

3.
holds in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status; or

4.
is a “family client,” as defined by the Investment Advisers Act , of a family office meeting the requirements in Rule 501(a) of Regulation D and whose prospective investment in the issuer is directed by such family office pursuant to Rule 501(a) of Regulation D.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

Our interests will not be offered or sold to prospective investors subject to ERISA.

If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

Our manager and the Broker, in its capacity as broker of record for this offering, will be permitted to make a determination that the subscribers of our interests in this offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov.

An investment in our interests may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our interests. See “Risk Factors.”

Minimum and Maximum Investment

The minimum subscription by an investor is one (1) interest and the maximum subscription by any investor is for interests representing 20% of the total interests, although such minimum and maximum thresholds may be waived or modified by our manager in its sole discretion. In determining whether to waive or modify such minimum and maximum purchase restrictions, we may consider a variety of factors, including, but not limited to, offering demand following qualification, factors regarding the particular investor, market conditions and business developments.

Broker

Dalmore Group, LLC is acting as our executing broker in connection with the sale of our interests pursuant to a Broker-Dealer Agreement. Pursuant to the agreement, the Broker’s role in this offering is limited to serving as the broker of record, including reviewing investors (e.g., reviewing third-party “Know Your Customer” and anti-money-laundering checks), processing transactions of potential investors (e.g., reviewing investor subscription agreements to confirm participation in this offering) and coordinating with third-party providers to ensure adequate review and compliance. The Broker will have access to the subscription information provided by investors and will serve as broker of record for this offering. The Broker will not solicit any investors on our behalf, act as underwriter or provide investment advice or investment recommendations to any investor.

The Broker is a broker-dealer registered with the Commission and a member of FINRA and SIPC and will be registered in each state where the offering and sale of interests will occur, prior to the launch of this offering. The Broker will receive the Brokerage Fee but will not purchase any interests and, therefore, will not be eligible to receive any discounts, commissions or any underwriting or finder’s fees in connection with this offering.

We agreed to indemnify the Broker and each of its affiliates and their respective representatives and agents for any loss, liability, judgment, arbitration award, settlement, damage or cost (which we refer to as losses) incurred in any third-party suit, action, claim or demand (which we refer to, collectively, as a proceeding) arising out of our breach of any provision of the Broker-Dealer Agreement, our wrongful acts or omissions or this offering to the extent not based upon a breach of the agreement by the Broker and/or the wrongful acts or omissions of the Broker or the Broker’s failure to comply with any applicable federal, state or local laws, regulators or codes in the performance of its obligations under the agreement. The Broker agreed to indemnify us and each of our affiliates and their and our representatives and agents from any losses arising out of any proceeding arising out of the Broker’s breach of the agreement or the wrongful acts or omissions of the Broker.
No Escrow Agent

There is no minimum associated with this offering, and upon acceptance of an investor’s subscription as the time of a closing, funds will be immediately available to the company.

Fees and Expenses

Our manager will pay all expenses of this offering. Therefore, the gross proceeds from this offering will equal the net proceeds from this offering.

Brokerage Fee

As compensation for providing to us the services described in the Broker-Dealer Agreement in connection with this offering, the Broker will receive a brokerage fee equal to 1% of the amount raised through this offering (which we refer to as the Brokerage Fee). The Brokerage Fee will be paid directly by our manager and will not be paid out of the proceeds of this offering.

In addition thereto, our manager will pay the Broker a one-time consulting fee of $10,000 for the provision of ongoing general consulting services related to this offering (such as coordination with third-party vendors and providing general guidance), which is due and payable following the issuance by FINRA of a no-objection letter. Further, in connection with the execution of the Broker-Dealer Agreement, our manager will pay the Broker a one-time advance payment of $5,000 for out-of-pocket expenses anticipated to be incurred by the Broker, such as costs related to preparing the FINRA filing, due diligence expenses, working with counsel to our manager and our company and other services necessary and required prior to the approval of this offering. Lastly, our manager will pay the Broker the FINRA corporate filing fee, which is passed directly from the Broker to FINRA. Our manager will not be reimbursed for payment of any such fees or expenses. Excluding the FINRA corporate filing fee, our manager anticipates paying the Broker $19,750 as part of a fully subscribed offering.

Offering Expenses

Our manager will be responsible for all expenses associated with this offering, including fees and expenses associated with qualification of this offering under Regulation A and professional and marketing expenses.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this offering circular. Except as otherwise indicated, all information contained in this offering circular is given as of the date of this offering circular. Neither the delivery of this offering circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

Following qualification by the Commission of the offering statement of which this offering circular is a part and prior to termination of the offering, we will file with the Commission an updated offering circular or offering circular supplement that may add, update or change information contained in this offering circular, depending on the facts and circumstances at the time, to provide any material new or changed information to investors. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. Additionally, we will be subject to the informational reporting requirements of the Securities Act that are applicable to companies whose securities are qualified pursuant to Tier 2 of Regulation A, and accordingly, we will file annual reports, semiannual reports and other information with the Commission. The offering statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the Commission and any offering circular supplement together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the Commission.

The offering statement and all supplements and reports that we have filed or will file in the future can be read on the Commission website at www.sec.gov or in the legal section on the Public Platform. The contents of the Public Platform (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this offering circular.

How to Subscribe

Potential investors who are “qualified purchasers” will be required to complete a subscription agreement in order to invest in our company. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or net worth (excluding the investor’s principal residence). Subscriptions will only be accepted through the Public Platform, where the offering circular will be made available. Potential investors who are “qualified purchasers” may subscribe to purchase our interests. Any potential investor wishing to acquire our interests must:

1.	Register as a user of the Public Platform.

2.
Execute the subscription agreement, which was pre-populated following your completion of certain questions on the Public Platform application, and if the responses remain accurate and correct, electronically sign the completed subscription agreement. Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

2.
Alongside signing the subscription agreement, agree to transfer funds previously deposited into your brokerage account on the Public Platform in the amount equal to the purchase price for interests you have applied to subscribe for (as set out on the front page of your subscription agreement) as further described on the Public Platform. Funds will be transferred if your subscription agreement is accepted by our manager and following the closing with respect to your subscription. Until such transfer, the funds will remain in the brokerage account of the investor, but will be earmarked for the investment in this offering.

We recommend that you consult with your tax, legal and financial advisors to determine whether an investment in our interests is suitable for you.

Thereafter, your subscription will be reviewed by us and the Broker:

1.
Our manager and the Broker will review the subscription documentation completed and signed by you. You may be asked to provide additional information. Our manager will contact you directly if required.

2.
We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw this offering at any time prior to closing. If your subscription is rejected in whole or in part, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. Our manager accepts subscriptions on a first come, first served basis subject to the right to reject or reduce subscriptions. If all or a part of your subscription is approved, then the number of interests you are entitled to subscribe for will be issued to you upon the closing.

By executing the subscription agreement, you agree to be bound by the terms of the subscription agreement and operating agreement. Our company, our manager, Public and the Broker will rely on the information you provide in the subscription agreement, including the supplemental information you provide in order for our manager and the Broker to verify your status as a “qualified purchaser.” If any information about your “qualified purchaser” status changes prior to you being issued the interests, please notify our manager immediately using the contact details set out in the subscription agreement.

For further information on the subscription process, please contact our manager using the contact details set out in the “Where You Can Find Additional Information” section.

If a prospective investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts by prospective investors will be returned promptly to them, without interest or deductions. Any costs and expenses associated with a terminated offering will be borne by our manager.

Waiver of Right to Trial by Jury

The subscription agreement provides that you waive the right to a jury trial for any claim you may have against us arising out of, or relating to, the subscription agreement or any action taken in connection with the negotiation, administration, performance or enforcement of the subscription agreement, which could include claims under federal securities law. By subscribing to this offering and executing the subscription agreement, you warrant that you have reviewed this waiver, and knowingly and voluntarily waive your jury trial rights. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. For the avoidance of doubt, by subscribing to this offering and executing the subscription agreement, you are not waiving our company’s compliance with federal securities laws and the rules and regulations promulgated under those laws.

No Refunds

Except in the case of this offering being terminated without a closing, or a prospective investor’s subscription not being accepted or being cut back due to oversubscription or otherwise, there will be no refunds.

Selling Restrictions

The following sections contain notices to prospective investors in the stated countries and regions.

Canada

The offering of interests in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the interests may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the interests in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the interests are offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.

Any resale of the interests by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the interests outside of Canada.

Upon receipt of this offering circular, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

European Economic Area

This offering circular has been prepared on the basis that offers of the interests in any member state of the European Economic Area, or an EEA Member State, will be made pursuant to an exemption under Article 1(4) of Regulation (EU) 2017/1129, or the Prospectus Regulation. Accordingly, any person making or intending to make an offer in an EEA Member State of the interests may only do so in circumstances in which no obligation arises for our company or our manager to publish a prospectus pursuant to Article 3(1) of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case in relation to such offer. Neither we nor our manager has authorized the making of any offer of the interests in circumstances in which an obligation arises for the publication of a prospectus or a supplement for such offer has authorized the making of any offer of the interests in circumstances in which an obligation arises for the publication of a prospectus or a supplement for such offer in circumstances in which an obligation arises for the publication of a prospectus or a supplement for such offer.

In relation to each EEA Member State, no interests have been or will be offered pursuant to this offering circular to the public in that EEA Member State, except that offers of the interests to the public may be made in that EEA Member State: (a) to any legal entity that is a qualified investor as defined in Article 2(e) of the Prospectus Regulation, or a Qualified Investor; (b) to fewer than 150 natural or legal persons (other than Qualified Investors) in that EEA Member State, subject to obtaining the prior consent of our manager; or (c) in any circumstances falling within Article 1(4) of the Prospectus Regulation; provided that no such offer of interests shall require the publication of a prospectus pursuant to Article 3 of the Prospectus Regulation or require a prospectus to be supplemented pursuant to Article 23 of the Prospectus Regulation.

For purposes of the foregoing restrictions: (a) the expression an “offer to the public” in relation to the interests in any EEA Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the interests so as to enable an investor to decide to purchase or subscribe for the interests, and (b) the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This offering circular is for distribution only to, and is directed only at, persons who (a) are outside the United Kingdom; (b) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order; (c) are persons falling within Article 43(2) of the Order; (d) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Order; or (v) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) in connection with the issue or sale of any interests may otherwise lawfully be communicated or caused to be communicated (we refer to all such persons in (a), (b), (c) and (d) together as relevant persons). This offering circular is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this offering circular relates is available only to relevant persons and will be engaged in only with relevant persons.

Our manager has represented, warranted and agreed that: (a) it has only communicated, or caused to be communicated, and will only communicate, or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the interests in circumstances in which Section 21(1) of the FSMA does not apply to our company; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the interests in, from or otherwise involving the United Kingdom.

Switzerland

The interests may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This offering circular has been prepared without regard to the disclosure standards for issuance prospectuses under Article 652a or Article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under Article 27 ff. of the SIX Listing Rules, or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this offering circular nor any other offering or marketing material relating to the interests or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this offering circular nor any other offering or marketing material relating to this offering, our company, our manager, Public or the interests have been or will be filed with or approved by any Swiss regulatory authority. In particular, this offering circular will not be filed with, and the offer of interests will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of interests has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of interests.

Dubai International Financial Centre

This offering circular relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This offering circular is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has neither approved this offering circular nor taken steps to verify the information set forth herein and has no responsibility for the offering circular. The interests to which this offering circular relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the interests offered should conduct their own due diligence on the interests. If you do not understand the contents of this offering circular, you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to this offering. This offering circular does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the interests may only be made to persons who are “sophisticated investors” (within the meaning of Section 708(8) of the Corporations Act), “professional investors” (within the meaning of Section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in Section 708 of the Corporations Act, which persons we refer to as exempt investors, so that it is lawful to offer the interests without disclosure to investors under Chapter 6D of the Corporations Act.

The interests applied for by exempt investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under Section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring interests must observe such Australian on-sale restrictions.

This offering circular contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering circular is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

China

This offering circular does not constitute a public offer of the interests, whether by sale or subscription, in the People’s Republic of China, or the PRC. The interests are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the interests or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Hong Kong

The interests have not been offered or sold, and will not be offered or sold, in Hong Kong by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the interests has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to interests which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that ordinance.

Singapore

This offering circular has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering circular and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of interests may not be circulated or distributed, nor may the interests be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA; (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the interests are subscribed for or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire series of interests of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the interests pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

USE OF PROCEEDS TO ISSUER

We expect to receive gross proceeds from this offering of up to $475,000. Otis will pay all expenses of this offering, including fees and expenses associated with qualification of this offering under Regulation A and all fees and expenses of the Broker. Therefore, the gross proceeds from this offering will equal the net proceeds from this offering. We intend to use a portion of the proceeds from the initial closing of this offering to acquire the underlying asset, and if and to the extent such proceeds are less than the purchase price, pursuant to an intercompany agreement, the form of which is filed as Exhibit 6.3 to the offering statement of which this offering circular forms an integral part, Otis will advance the company any additional funds required to consummate the acquisition. The remaining net proceeds of this offering, together with any unsold interests, if any, will be contributed to Otis to repay the advance, if any, and pay Otis the true-up. Accordingly, in any circumstance in which an initial closing occurs, at the time of the final closing, 47,501 interests will be issued and outstanding, the purchase price of the underlying asset and the true-up will be fully paid, the company will own the underlying asset and the company will have no indebtedness. No proceeds from the offering will be used to compensate or otherwise make payments to our officers or directors, except as provided by the true-up.

The allocation of the net proceeds of the offering set forth below represents our intentions based upon our current plans and assumptions regarding industry and general economic condition. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions and business developments.

Our manager reserves the right to modify the use of proceeds in the best interests of our company.

Percentage of Offering Sold	Uses	Dollar Amount	Percentage of Gross Cash Proceeds
100% ($475,000)(1)	Purchase of the underlying asset	$450,000	95%
	True-up	$25,000	5%
	Total Proceeds	$475,000	100%

(1)
If and to the extent offering proceeds are less than the purchase price for the underlying asset plus the true-up, any unsold interests will be contributed to Otis to repay the advance, if any, and pay Otis the true-up.

See “The Underlying Asset” for a description of the underlying asset to be acquired with proceeds from the offering.

THE UNDERLYING ASSET

The discussions contained in this offering circular relating to the underlying asset, its related manufacturer and its related industry are taken from third-party sources that we believe to be reliable, and we believe that the information from such sources contained herein is reasonable, and that the factual information is fair and accurate.

The Underlying Asset
Summary Overview
Our company will purchase from our manager a 2021 30cm Hermès “Himalaya” Birkin handbag with white gold and diamond hardware (which we refer to as the underlying asset).
●    “Himalaya” Birkin: The underlying asset handbag is a 30cm Hermès Birkin in “Himalaya” niloticus crocodile skin with 18k white gold and diamond hardware. “Himalaya” refers to the coloring of the crocodile skin (reminiscent of the Himalayas), not the origin of the skin or the bag. The bag is believed to be produced in incredibly limited numbers, although there are no verified production numbers. The underlying asset handbag, purchased through Sotheby’s, is in “New” (unworn) condition, with no visible signs of wear and plastic on hardware, and comes with box, accessories and CITES paperwork.
●    Birkin cultural significance: Hermès’ Birkin bag is widely acknowledged as the most coveted luxury handbag, and has been referred to as “fashion’s ultimate status symbol” in an article published by the BBC and “the it bag for rich and powerful women” in an article published by NPR. This status is reinforced by Hermès’ strategy of maintaining extreme scarcity—waiting lists are years long, connections are required and brand loyalty needs to be demonstrated prior to buying a Birkin. The Birkin is frequently spotted on celebrities, and collectors include Victoria Beckham (who has a collection of over 100 Birkin bags valued at more than $2 million), Beyonce, Drake and the Kardashians. In particular, Christie’s has called the “Himalaya” Birkin handbag with white gold and diamond hardware “the most desirable handbag in existence.”
●    Historical appreciation: Hermès ranked as the top luxury investment in the June 2021 Knight Frank Luxury Investment Index, with an increase of 17%. According to Knight Frank, Hermès “has benefited from an established online auction presence and the appetite for relatively affordable luxury pick-me-ups during the Covid-19 pandemic, particularly in Asia where many bag collectors are based, helped the asset class retain pole position.”
Specifications
Brand	Hermès
Model	30cm “Diamond Himalaya”
Year	2021
Manager Purchased Through	Sotheby’s
Manager Purchased For	$450,000
Manager Year Purchased	2022

The Brand
Hermès is a French fashion house that was established in Paris in 1937 by Thierry Hermès. In its early days, Hermès specialized in saddlery and harnesses, and transformed over time into a prominent high-end luxury fashion house.

Today, the brand is best known for its Birkin and Kelly handbags, inspired by style icons Jane Birkin and Princess Grace Kelly, respectively. In keeping with its roots, some of the same techniques used to craft their high-quality saddles can still be seen in their hand-stitched handbags, which feature saddle stitches that cannot be replicated by machines.
Birkin Bags and “Diamond Himalaya” Birkin
The Birkin bag was created in 1984, inspired by a conversation between Jean-Louis Dumas (creative director of Hermès at the time) and actress Jane Birkin on an international flight. Dumas asked Birkin why she was carrying a simple straw tote, and she told him that most leather bags were too structured for her taste. They conceptualized the Birkin bag on the back of an airsickness bag during that flight, and it hasn’t changed much in style or function ever since. It takes one craftsperson at least 18 hours to handcraft a Birkin bag, as a result of which they are made in extremely limited quantities. The Birkin bag has been referred to as “fashion’s ultimate status symbol” in an article published by the BBC and “the it bag for rich and powerful women” in an article published by NPR. This status is reinforced by its extreme scarcity—waiting lists are years long, connections are required and brand loyalty needs to be demonstrated prior to buying a Birkin. The Birkin is frequently spotted on celebrities, and collectors include Victoria Beckham (who has a collection of over 100 Birkin bags valued at more than $2 million), Beyonce, Drake and the Kardashians.
Christie’s has called the “Himalaya” Birkin handbag with white gold and diamond hardware “the most desirable handbag in existence.” The underlying asset handbag is a 30cm Hermès Birkin in “Himalaya” niloticus crocodile skin with 18k white gold and diamond hardware. “Himalaya” refers to the coloring of the crocodile skin (reminiscent of the Himalayas), not the origin of the skin or the bag. The bag is believed to be produced in incredibly limited numbers (some sources report that Hermès only produces one or two bags per year in a given size), although there are no verified production numbers.
The underlying asset handbag, purchased through Sotheby’s, is in “New” (unworn) condition, with no visible signs of wear and plastic on hardware. The hardware has approximately 245 pavé diamonds weighing approximately 9.57 carats between clasp and padlock. The underlying asset handbag includes the 18k gold and diamond padlock, leather padlock pouch, padlock box, two 18k white gold keys, clochette, clochette dust bag, diamond and white gold material booklet, felt protector, white protective dust bag, dust bag, raincoat care card, care card dust bag, ribbon, box and CITES paperwork. The bag measures 30 cm wide, 22 cm tall and 15 cm deep, with a 10 cm handle drop.
Market Assessment
Barron’s cites a study by Baghunter which finds that Birkin bags had an average annual appreciation of 14.2% between 1980 and 2015. The study also finds that the value of Birkin bags has never depreciated, as cited by Business Insider. The greatest annual price appreciation was 25% (2001), and the lowest was 2.1% (1986).
Hermès ranked as the top luxury investment in the June 2021 Knight Frank Luxury Investment Index, with an increase of 17%. According to Knight Frank, Hermès “has benefited from an established online auction presence and the appetite for relatively affordable luxury pick-me-ups during the Covid-19 pandemic, particularly in Asia where many bag collectors are based, helped the asset class retain pole position.”
Condition Report
Sotheby’s reports the bag as in “New” (unworn) condition, with no visible signs of wear and plastic on hardware.
Ownership and Pricing History
The underlying asset was purchased by our manager through Sotheby’s, a well-known auction house. The specific ownership and pricing history of the underlying asset handbag is unknown, however there are public sale data points for comparable handbags that are within range of our purchase price.
Insurance

We work with insurance broker, DeWitt Stern, and our carrier, Aspen American Insurance Company, to insure the underlying asset during both transport and storage.
Storage
Our manager currently leases space in a purpose-built, secure, temperature-controlled storage facility in New York for the purpose of storing the underlying asset in a highly controlled environment, other than when it is being utilized for marketing or similar purposes.
Depreciation
We treat the underlying asset as a collectible, and therefore, we will not depreciate or amortize the underlying asset going forward. We may depreciate or amortize any hardware or other equipment used in connection with the display or maintenance of the underlying asset, if applicable.

DESCRIPTION OF BUSINESS

Overview

Our manager believes that alternative assets have been a cornerstone of wealth accumulation. However, barriers are high and quality access has been limited to a tiny fraction of the global economy. We believe that those who do have access to top quality alternative investments are faced with a lack of transparency, operational overhead and high minimums and fees from established gatekeepers. The costs for investing in this asset class are high and transaction volumes are low with few options for liquidity, resulting in longer holding periods. As a result, the opportunity to build wealth remains inaccessible.

This offering is part of the proposed solution to this problem. Public is creating platform to invest in NFTs, art, collectibles and more, through one or more affiliated issuers, alongside traditional equities and crypto. The goal is to unlock every type of alternative asset and give investors true uncorrelated, diversification in a modern portfolio.

Market Opportunity

We believe the overall macroeconomic environment remains favorable for high performing alternative asset classes, including luxury goods. Interest rates are expected to remain moderate (albeit rising) across most developed economies, and returns in traditional asset classes such as stocks and investment-grade bonds may remain volatile. In addition to the increased transparency generally across alternative asset classes, we believe that these factors will support the trend for investors to seek returns in alternative assets, which will continue to make these a more permanent component of investment strategies broadly.

Barron’s cites a study by Baghunter which finds that Birkin bags had an average annual appreciation of 14.2% between 1980 and 2015. The study also finds that the value of Birkin bags has never depreciated, as cited by Business Insider. The greatest annual price appreciation was 25% (2001), and the lowest was 2.1% (1986).
Hermès ranked as the top luxury investment in the June 2021 Knight Frank Luxury Investment Index, with an increase of 17%. According to Knight Frank, Hermès “has benefited from an established online auction presence and the appetite for relatively affordable luxury pick-me-ups during the Covid-19 pandemic, particularly in Asia where many bag collectors are based, helped the asset class retain pole position.”
Our Business

We were formed to facilitate investment in the underlying asset.

Public Platform & Our Manager

The Public Platform aims to provide:

●
investors with access to alternative assets for investment, portfolio diversification and secondary market liquidity for their interests (although there can be no guarantee that a secondary market will ever develop or that appropriate registrations to permit such secondary trading will ever be obtained);

●
asset sellers with greater market transparency and insights, lower transaction costs, increased liquidity, a seamless and convenient sale process, portfolio diversification and the ability to retain minority equity positions in assets via the retention of equity interests in offerings conducted through the Public Platform; and

●	all Public Platform users with a premium, highly curated, engaging experience.

The objective is for the Public Platform to become the leading marketplace for investing in alternative assets, to provide investors with financial returns commensurate with returns in the alternative asset industry and to manage the collection in a manner that provides exemplary care to the assets and offers potential returns for investors.

To provide investors with access to secondary market liquidity for their interests, Public intends to launch an interface on the Public Platform that enables investors to buy and sell their holdings via the Public Private Execution Network Alternative Trading System, or PPEX ATS, an electronic alternative trading system registered with the Commission and FINRA on Form ATS (which we refer to as an ATS) operated by North Capital Private Securities Corporation, or North Capital. Our company will engage North Capital to receive orders to buy and sell from interest holders and will engage a broker-dealer to execute trades through the PPEX ATS. There can be no guarantee that a secondary market will ever develop. See “Securities Being Offered—Secondary Trading” for additional information regarding secondary trading.
Our manager anticipates that its core competency will be the identification, acquisition, marketing and management of investment-grade alternative assets for the benefit of the investors.

The operating agreement designates our manager as the managing member of our company. Our manager will generally not be entitled to vote on matters submitted to the holders of our interests. Our manager will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as manager.

The operating agreement further provides that our manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting our company or any of the interest holders and will not be subject to any different standards imposed by the operating agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the operating agreement provides that our manager will not have any duty (including any fiduciary duty) to our company or any of the interest holders.

In the event our manager resigns as managing member of our company, the holders of a majority of all interests of our company may elect a successor managing member. Holders of interests have the right to remove our manager as manager of our company, by a vote of two-thirds of the holders of all interests (excluding our manager), in the event our manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with our company. If so convicted, our manager shall call a meeting of all of the holders of interests within 30 calendar days of such non-appealable judgment at which the holders may vote to remove our manager as manager of our company. If our manager fails to call such a meeting, any interest holder will have the authority to call such a meeting. In the event of its removal, our manager shall be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve our company, the liquidation provisions of the operating agreement shall apply (as described in “Securities Being Offered—Liquidation Rights”). In the event our manager is removed as manager of our company, it shall immediately cease to be manager of the company.

See “Directors, Executive Officers and Significant Employees” for additional information regarding our manager.

Investment Committee

Our manager assembled the Investment Committee, compromised of employees of Public People acting on behalf of Public, to assist our manager in evaluating the underlying asset prior to the purchase (including reviewing due diligence materials), managing the underlying asset and to advise our manager and certain other matters associated with our business. The members of the Investment Committee are not and will not be managers or officers of our company and will not have any fiduciary or other duties to the interest holders of the company.

Description of Asset Management & Administrative Services Agreement; Expenses

Our manager, on behalf of the company, will appoint Otis to serve as asset manager to manage the underlying asset and provide certain administrative services to the company pursuant to the asset management agreement. Except as set forth below and any guidance as may be established from time to time by our manager or the Investment Committee, our asset manager will have sole authority and complete discretion over the care, custody, maintenance and management of the underlying asset and to take any action that it deems necessary or desirable in connection therewith. Our asset manager will be authorized to, among other things, take such actions necessary for:

●
the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including entering into on behalf of our company indebtedness that is convertible into interests, and the incurring of any other obligations;

●
the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company (including, but not limited to, the filing of periodic reports on Forms 1-K, 1-SA and 1-U with the Commission), and the making of any tax elections

●
the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of our company (including, for the avoidance of doubt, the underlying asset) or the merger or other combination of our company with or into, or acquisition by, another person;

●
the use of the assets of our company (including cash on hand) for any purpose consistent with the terms of the operating agreement, including the financing of the conduct of the operations of our company and the repayment of obligations of our company;

●
the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of our company under contractual arrangements to all or particular assets of our company);

●
the selection, retention and dismissal of employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment, retention or hiring, and the payment of fees, expenses, salaries, wages and other compensation to such persons;

●
the solicitation of proxies from holders of interests issued on or after the date of the operating agreement that entitles the holders thereof to vote on any matter submitted for consent or approval under the operating agreement;

●
the maintenance of insurance for the benefit of our company and certain indemnified persons and the reinvestment of any proceeds received by our company from an insurance claim in a replacement asset which is substantially similar to that which comprised the underlying asset prior to the event giving rise to such insurance payment;

●
the creation and implementation of asset maintenance and care policies for the underlying asset and compliance with such maintenance policies, including, if applicable, the engagement of third-party independent contractors for the care, custody, maintenance and management of the underlying asset;

●
the formation of, or acquisition or disposition of an interest in, and the contribution of property and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity or arrangement;

●
the placement of any Free Cash Flow funds in deposit accounts in the name of our company or of a custodian for the account of our company, or to invest those Free Cash Flow funds in any other investments for the account of our company, in each case pending the application of those Free Cash Flow funds in meeting liabilities of our company or making distributions or other payments to the holders of interests (as the case may be);

●
the control of any matters affecting the rights and obligations of our company, including the bringing, prosecuting and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation, including in respect of taxes;

●	the indemnification of any person against liabilities and contingencies to the maximum extent permitted by law;

●
the entering into of listing agreements with any national securities exchange, an electronic alternative trading system registered with the Commission and FINRA on Form ATS (which we refer to as an ATS) or over-the-counter market and the delisting of some or all of the Interests from, or requesting that trading be suspended on, any such exchange or market;

●
the registration of any offer, issuance, sale or resale of Interests or other securities issued or to be issued by our company under the Securities Act and any other applicable securities laws (including any resale of interests or other securities);

●	the selection of an auditor for our company; and

●
the selection of any transfer agent or depositor for any securities of our company, and the entry into such agreements and provision of such other information as shall be required for such transfer agent or depositor to perform its applicable functions.

Additionally:

●	have full responsibility for the custody and maintenance of the title of the underlying asset;

●	manage and perform the various administrative functions necessary for our day-to-day operations

●	provide financial and operational planning services

●	maintain all appropriate books and records for our company;

●
oversee tax, compliance and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters, including paying routine taxes;

●	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

●	provide all necessary cash management services;

●	manage and coordinate with the transfer agent, as needed; and

●	generally, perform any other act necessary to carry out its obligations under the asset management agreement.

The asset management agreement will terminate on the earlier of: (i) one year after the date on which the underlying asset has liquidated and the obligations connected to the underlying asset (including contingent obligations) have been terminated, (ii) the removal of our manager as managing member, (iii) upon notice by one party to the other party of a party’s material breach of the asset management agreement or (iv) such other date as agreed between the parties to the asset management agreement.

The company will indemnify our asset manager and its affiliates, and any of their respective directors, members, stockholders, partners, officers, employees or controlling persons, against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which such person may become subject in connection with any matter arising out of or in connection with the asset management agreement, except to the extent that any such losses result solely from the acts or omissions of such person that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such person’s fraud, willful misconduct or gross negligence.

Pursuant to the asset management agreement, all fees, taxes, costs and expenses of, or incurred in connection with the operation of, our company will be borne by our asset manager, which, as of the date of this offering circular, is our manager, Otis; provided, however, that the asset manager shall not be responsible for (i) any amounts in respect of the indemnification set forth in the asset management agreement, (ii) any indemnification payments to be made pursuant to the operating agreement or (iii) taxes (including, without limitation, sales tax and capital gains tax), if any, imposed on our company with respect to the disposition of the underlying asset (which we refer to as non-routine taxes).

In exchange for providing the above services and agreeing to bear the above fees, taxes, costs and expenses, the asset manager will receive interests equal to 2% per annum of the total interests outstanding, after giving effect to such issuance, issued on a monthly basis in arrears at a rate of 1/6% per month, commencing on the date of the final closing of this offering. The below list summarizes the anticipated expenses to be borne by the asset manager:

●
any and all fees, costs and expenses incurred in connection with the holding and management of the underlying asset, including import taxes, income taxes, storage, security, valuation, custodial, marketing and utilization of the underlying asset;

●
any fees, costs and expenses incurred in connection with preparing any reports and accounts, including any blue-sky filings required to be made available to investors in certain states and any annual audit of the accounts of the company (if applicable) and any reports to be filed with the Commission;

●	any and all insurance premiums or expenses, including directors and officer’s insurance of the directors and officers of our manager or asset manager, in connection with the underlying asset;

●	any fees, costs, expenses and/or taxes incurred as a result of investor earnings, investments or withdrawals;

●	any governmental fees imposed on the capital of our company or incurred in connection with compliance with applicable regulatory requirements;

●
any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against our company or our asset manager in connection with the affairs of our company;

●	any fees, costs and expenses of a third-party registrar and transfer agent appointed by our managing member;

●	the cost of the audit of the annual financial statements of our company and the preparation of tax returns and circulation of reports to interest holders;

●	the fees and expenses of counsel to our company in connection with advice directly relating to its legal affairs;

●	the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by our managing member in connection with the operations of our company; and

●	taxes or fees imposed on our company other than non-routine taxes.

The company will be responsible for any non-routine taxes, i.e., taxes (including, without limitation, sales tax and capital gains tax), if any, imposed on our company with respect to the disposition of the underlying asset.

Indemnification of our Manager

The operating agreement provides that neither our manager, Public nor any of their current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors, nor members of the Investment Committee, nor persons acting at the request of our company in certain capacities with respect to other entities, will be liable to our company or any interest holders for any act or omission taken by them in connection with the business of our company that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The company will indemnify these persons out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving our company and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Asset Liquidity

We intend to hold the underlying asset for an indefinite period of time. Liquidity for investors would be obtained by transferring their interests. However, should an offer to liquidate the underlying asset or a portion thereof materializes and be in the best interest of the investors, as determined by our asset manager in its sole discretion, our asset manager will consider the merits of such offer on a case-by-case basis and potentially sell the underlying asset or the applicable portion. Our manager may, but is not required to, solicit input from investors through a non-binding vote. In determining whether an offer to liquidate the underlying asset is in the best interest of investors, our asset manager will consider, among other things, the result of a non-binding vote by investors (if applicable), the length of the time the underlying asset or a portion thereof has been held, whether future airdrops are expected that could result in revenue to our company, market conditions at the time of the offer, confidence in the future market of the underlying asset and the strength of the offer in relation to the current market. If our manager determines that, based on the foregoing factors, a sale of the underlying asset or a portion thereof is in the best interests of investors, our manager will proceed with such sale.

Furthermore, should an asset become obsolete (e.g., lack investor demand for its interests) or suffer from a catastrophic event, our asset manager may choose to sell the underlying asset. As a result of a sale under any circumstances, our asset manager would distribute the proceeds of such sale (together with any insurance proceeds in the case of a catastrophic event covered by insurance) to the interest holders.

Employees

Our company does not have any employees. All of our day-to-day operations are administered by Public employees on behalf of our manager.

Government Regulation

Regulation of collectibles varies from jurisdiction to jurisdiction and state to state. In any jurisdictions or states in which we operate, we may be required to obtain licenses and permits to conduct business, including dealer and sales licenses, and will be subject to local laws and regulations, including, but not limited to, import and export regulations, laws and regulations involving sales, use, value-added and other indirect taxes.

Claims arising out of actual or alleged violations of law could be asserted against us by individuals or governmental authorities and could expose us to significant damages or other penalties.

Legal Proceedings

None of our company, our manager, our asset manager or any director or executive officer of our manager is presently subject to any material legal proceedings.

DESCRIPTION OF PROPERTY

Our company has no physical property. Our manager, asset manager and Public are located at 6 Harrison Street, 5th Floor, New York, NY 10013. Our manager currently leases space in a purpose-built, secure, temperature-controlled storage facility in New York for the purpose of storing the underlying asset in a highly controlled environment, other than when it is being utilized for marketing or similar purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We were recently formed as a Delaware limited liability company by Otis to facilitate investment in the underlying asset. We have not conducted any operations prior to the date of this offering circular and will not conduct any business activities except for activities relating to the ownership and eventual sale of the underlying asset. We have not yet commenced operations and have no assets or liabilities at this time. Accordingly, we have not presented financial statements in this offering circular, though we have described below certain critical accounting policies that we intend to adopt following our acquisition of the underlying asset. We plan to engage an independent auditor to audit our financial statements after the qualification of this offering by the SEC, this offering closes and operations commence. Following this offering, we will include audited financial statements in our annual reports with the Commission on Form 1-K containing our financial statements for such fiscal year, presented in accordance with U.S. generally accepted accounting principles, or GAAP, including a balance sheet, statements of operation, statement of changes in members’ equity and statement of cash flows, with such statements having been audited by an independent auditor selected by our manager.

Emerging Growth Company

We may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our period reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.
Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires our manager to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.
The Underlying Asset

Our company accounts for the underlying asset as an indefinite-lived intangible asset initially recorded at cost.

The cost of the underlying asset includes the purchase price and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the underlying asset, including certain brokerage and sales fees and commissions (including, without limitation, the true-up), appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts and auction house or marketplace fees.

The underlying asset will be purchased by our company using a portion of the proceeds from this offering. If and to the extent such proceeds are less than the purchase price of the underlying asset, Otis will advance to our company any additional funds required to consummate the acquisition. The remaining net proceeds of this offering, together with any unsold interests, if any, will be used to repay the Otis advance, if any, and pay Otis the true-up.

The underlying asset is subject to impairment losses if its fair value decreases below the carrying value. We perform a quarterly review to identify whether events or changes in circumstances, principally decreases in the quoted prices in the principal market for similar assets, indicate that it is more likely than not that the underlying asset is impaired. In determining if an impairment has occurred, we consider the lowest price quoted in the principal market since the previous quarterly review. If the carrying value of the underlying asset exceeds that lowest price, an impairment loss has occurred in an amount equal to the difference between the carrying value and that lowest price. Gains or losses are not recorded until realized upon sale.

Revenue Recognition
Our company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments, effective upon formation.
We determine revenue recognition through the following steps:
●	identification of a contract with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when or as the performance obligations are satisfied.

Revenues are expected to be derived from the sale of the underlying asset.

Fair Value of Financial Instruments
FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:
Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).
Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.
The carrying amounts reported in the balance sheets approximate their fair value.
Earnings (Loss) / Income per Interest
Upon completion of this offering, we intend to comply with accounting and disclosure requirement of ASC Topic 260, Earnings per Share. Earnings (loss) / income per interest will be computed by dividing net (loss) / income by the weighted average number of outstanding interests during the year.
True-up Payment
The true-up payable to Otis will be recorded as an expense, which will reduce members’ equity.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. Our company is continuing to evaluate the impact of this new standard on our financial reporting and disclosures.
We do not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our Company

Our company does not have any employees, nor any directors or officers. All of our day-to-day operations are administered by Public employees on behalf of our manager.

Our Manager

Our company operates under the direction of our manager, which is, in turn, managed by its parent, Public. Our manager is responsible for directing the operations of our business, directing our day-to-day affairs and implementing our investment strategy. Our manager is not required to devote all of its time to our business and is only required to devote such time to our affairs as its duties require. Our manager is responsible for determining maintenance required in order to maintain or improve an asset’s quality (if necessary), determining how to monetize the underlying asset at revenue-generating events in order to generate profits and evaluating potential sale offers, which may lead to the liquidation of the underlying asset.

We will follow guidelines adopted by our manager and implement policies set forth in the operating agreement unless otherwise modified by our manager. Our manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our manager may change our objectives at any time without approval of our interest holders. Our manager has a limited track record and is relying primarily on the track record of its individual officers, directors and advisors.

Our manager performs its duties and responsibilities pursuant to the operating agreement. Our manager maintains a contractual, as opposed to a fiduciary relationship, with us and our interest holders. Furthermore, we have agreed to limit the liability of our manager and to indemnify our manager against certain liabilities.

The responsibilities of our manager include the following:

Asset-Related Services

●	define and oversee the underlying asset disposition strategy;

●	evaluate any potential asset takeover offers from third parties, which may result in asset dispositions, sales or other liquidity transactions;

●	structure and negotiate the terms and conditions of transactions pursuant to which the underlying asset may be sold or otherwise disposed;

Services in Connection with the Offering

●	develop offering materials, including the determination of its specific terms and structure and description of the underlying asset;

●
create and submit all necessary regulatory filings, including, but not limited to, Commission filings and financial audits, and coordinate with the Broker, lawyers and accountants as necessary in such processes;

●	prepare all marketing materials related to this offering and obtain approval for such materials from the Broker;

●	together with the Broker, coordinate the processing and acceptance of subscription agreements and other administrative support functions;

●	create and implement various technology services, transactional services and electronic communications related to this offering;

●	all other necessary offering-related services;

Asset Monetization Services

●	create and manage all revenue-generating events and determine participation in such programs by the underlying asset;

●	evaluate and enter into service provider contracts related to the operation of revenue-generating events;

●	approve potential joint ventures, limited partnerships and other such relationships with third parties related to asset monetization and revenue-generating events;

Interest Holder Relationship Services

●	provide any appropriate updates related to underlying asset or this offering electronically or through the Public Platform;

●	manage communications with interest holders, including answering e-mails and preparing and sending written and electronic reports and other communications;

●	establish technology infrastructure to assist in providing interest holder support and services;

●	determine our distribution policy and determine amounts of and authorize Free Cash Flow distributions from time to time;

●	maintain Free Cash Flow funds in deposit accounts or investment accounts for the benefit of the company;

Administrative Services

●	manage and perform the various administrative functions necessary for our day-to-day operations;

●	provide financial and operational planning services;

●
maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the Commission and any other regulatory agency, including annual and semiannual financial statements;

●	maintain all appropriate books and records for our company;

●	obtain and update market research and economic and statistical data in connection with the underlying asset;

●	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

●	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

●	provide all necessary cash management services;

●	manage and coordinate with the transfer agent, if any, the process of making distributions and payments to interest holders or the transfer or resale of securities as may be permitted by law;

●	evaluate and obtain adequate insurance coverage for the underlying asset based upon risk management determinations;

●	provide timely updates related to the overall regulatory environment affecting our company, as well as managing compliance with regulatory matters;

●	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and

●	oversee all reporting, recordkeeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Directors, Executive Officers and Key Employees of our Manager

The following table sets forth the name and position of each of the current executive officers, directors and significant employees of our manager.

Name	Position	Age	Term of Office (Beginning)	Approximate hours per week for part-time employees
Keith Marshall(1)	President, Secretary, Treasurer & Sole Director	35	March 2022	N/A

(1)	Mr. Marshall is the sole officer and director of our manager, and is employed by Public People.

Keith Marshall: Mr. Marshall is an attorney, entrepreneur and founder. He is the Head of Ops & Legal, Alternatives, of Public and was General Counsel of our manager prior to the acquisition of our manager by Public. Before working for our manager, Mr. Marshall founded and scaled Unapp, a “super app” for brick-and-mortar businesses. Prior to that, he was an attorney in the Corporate & Securities practice group of Womble Bond Dickinson.

Key Employees of Public

Jannick Malling: Mr. Malling is an entrepreneur in the financial technology space with deep expertise in design and elegant product experience. As founder and co-CEO of Public, he has pioneered fractional trading investing technology and redefined the self-directed investing experience. Prior to Public, Jannick was co-founder & CEO of Tradable; he began his career at Saxo Bank, the original online trading service in Europe.

Leif Abraham: Mr. Abraham is an entrepreneur, founder and investor. He is a co-CEO of Public and, prior to Public, was co-founder and CEO of AND.CO, which he grew to become one of the largest freelancing software companies in the world. AND.CO was acquired by Fiverr (NYSE: FVRR) in 2018. Mr. Abraham is an investor in companies like Ro Health, Orum and Catch. He was named one of the “Top 10 Minds in Digital” by Adweek, is a double Cannes Lions Grand Prix winner and has won an MTV Music Award.

Keith Marshall: See “—Directors, Executive Officers and Key Employees of our Manager.”

Investment Committee

Our manager assembled the Investment Committee, compromised of employees of Public People acting on behalf of Public, to assist our manager in evaluating the underlying asset prior to the purchase (including reviewing due diligence materials), managing the underlying asset and to advise our manager and certain other matters associated with our business. The members of the Investment Committee are not and will not be managers or officers of our company and will not have any fiduciary or other duties to the interest holders of the company. The Investment Committee has no authority other than to provide non-binding advisory support to our manager, when requested, on matters such as:

●	evaluating any third-party offers for acquisition of the underlying asset and recommending disposition if in the best interest of our company and our interest holders;

●	providing guidance with respect to the appropriate levels of insurance costs specific to each individual asset; and

●	approving any service providers appointed by our manager in respect of the underlying asset.

COMPENSATION OF OUR MANAGER

The following table sets forth the form of compensation and the recipient of such compensation together with the determination of the amount and the estimated amount.

Form of Compensation	Determination of Amount	Estimated Amount
True-up Payment	Otis intends to charge a true-up payment to the company which is intended to be reasonable compensation for Otis’ services, capital commitment and outlay (if applicable) in sourcing and acquiring the underlying asset, as well as our manager’s agreement to pay the Brokerage Fee and estimated offering expenses.	$25,000.

Asset Management & Administrative Services Fee
In respect of ordinary administration of our company and underlying asset and the bearing of all associated fees, taxes (other than non-routine taxes), costs and expenses, we will issue interests to the asset manager.

Interests equal to 2% per annum of the total interests outstanding, after giving effect to such issuance, issued on a monthly basis in arrears at a rate of 1/6% per month, commencing on the date of the final closing of the Offering.

Free Cash Flow
Free Cash Flow consists of the net income (as determined under GAAP) generated by the company plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses) and less any capital expenditures related to the underlying asset. This amount would be distributed to all interest holders pro-rata (which may include our manager and any of its affiliates).
		These amounts, if any, cannot presently be determined.

Liquidation Rights
Upon the liquidation of our company as a whole, the underlying asset will be liquidated and any after-tax proceeds distributed: (i) first, to any third-party creditors; (ii) second, to any creditors that are our manager or its affiliates, and thereafter; and thereafter, (iii) first, 100% to the interest holders, allocated pro rata based on the number of interests held by each interest holder (which may include our manager, any of its affiliates and asset sellers) until the interest holders receive back 100% of their capital contribution and second, (A) 10% to our manager and (B) 90% to the interest holders, allocated pro rata based on the number of interests held by each interest holder (which may include our manager and/or any of its affiliates).
		This amounts, if any, cannot presently be determined.

Compensation of Executive Officers

We do not currently have any employees, nor do we currently intend to hire any employees who will be compensated directly by our company. Employees of Public manage our day-to-day affairs on behalf of our manager, service the underlying asset and monitor the performance of the underlying asset to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for their services, including services performed for us on behalf of our manager. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our manager, we do not intend to pay any compensation directly to these individuals.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Our company is managed by our manager. Our manager was granted a single interest in the company and became the initial member holding 100% of the then-outstanding interests of the company.

At or before the closing of this offering, our manager or its affiliates may purchase interests sold in this offering for the same price as all other investors. There are no limitations on the number of interests that may be purchased by our manager or its affiliates. Our manager may sell its interests from time to time after the closing of this offering in its sole discretion. Our manager has no present intention to sell its interests, and any future sales would be based upon our manager’s potential need for capital, market prices of the interests at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to the interests. The address of our manager is 6 Harrison Street, 5th Floor, New York, NY 10013.

The following table sets forth any securityholder, including our manager, who beneficially owns more than 10% of any series as of the date of this report:
Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership(2)	Percent of class (series)
Membership Interests	Otis Wealth, Inc.	1	100%

(1)
All ownership is direct. The address of the securityholder is 6 Harrison Street, 5th Floor, New York, NY 10013. Otis Wealth, Inc. is managed by Keith Marshall as President, Secretary, Treasurer and sole director.
(2)
The column in Form 1-A titled “Amount and nature of beneficial ownership acquirable” has been omitted as inapplicable with respect to the listed securityholder.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There are no transactions or any currently proposed transactions since our inception or the current fiscal year, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Compensation of Our Manager”).

SECURITIES BEING OFFERED

The following is a summary of the principal terms of, and is qualified by reference to, the operating agreement and the subscription agreement relating to the purchase of the interests offered hereby, which are attached as exhibits to the offering statement of which this offering circular forms a part. This summary is qualified in its entirety by reference to the detailed provisions of those agreements, which should be reviewed in their entirety by each prospective investor. In the event that the provisions of this summary differ from the provisions of the operating agreement or the subscription agreement (as applicable), the provisions of the operating agreement or the subscription agreement (as applicable) shall apply. Capitalized terms used in this summary that are not defined shall have the meanings ascribed thereto in the operating agreement.

Description of Interests

Our company is a Delaware limited liability company formed pursuant the LLC Act. We have not issued, and will not issue, any class of interests entitled to any preemptive, preferential or other rights that are not otherwise available to the holders purchasing interests in connection with this offering. Title to the underlying asset will be held by, or for the benefit of, the company.

Distribution Rights

Our manager has sole discretion in determining what distributions of Free Cash Flow, if any, are made to holders of interests except as otherwise limited by law or the operating agreement.

Free Cash Flow consists of the net income (as determined under GAAP) generated by the company plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses) and less any capital expenditures related to the underlying asset. Our manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the company.

We expect our manager to distribute any Free Cash Flow on a semiannual basis as set forth below. However, our manager may change the timing of distributions or determine that no distributions shall be made in its sole discretion.

Any Free Cash Flow generated by the company from the utilization of the underlying asset shall be applied within the company in the following order of priority:

●	to create such reserves as our manager deems necessary, in its sole discretion; and

●	thereafter by way of distribution to holders of the interests (net of corporate income taxes applicable to the company), which may include our manager or any of its affiliates.

The company will not distribute the underlying asset in kind to its interest holders.

The LLC Act (Section 18-607) provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the LLC Act shall be liable to the company for the amount of the distribution for three years. Under the LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets. For the purpose of determining the fair value of the assets of the company, the LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to it at the time the assignee became a member and that could not be ascertained from the operating agreement.

No Redemption Provisions

Our interests are not redeemable.

No Registration Rights

There are no registration rights in respect of any of our interests.

Limited Voting Rights

Our manager is not required to hold an annual meeting of interest holders. The operating agreement provides that meetings of interest holders may be called by our manager and a designee of our manager shall act as chairman at such meetings. Interest holders do not have any voting rights as an interest holder in our company except with respect to:

●	the removal of our manager for cause as described below;

●	the dissolution of our company upon the for-cause removal of our manager; and

●	an amendment to the operating agreement that would:

○	adversely affect the rights of an interest holder in any material respect;

○	reduce the voting percentage required for any action to be taken by the holders of interests in our company under the operating agreement;

○	change the situations in which our company can be dissolved or terminated;

○	change the term of our company (other than the circumstances provided in the operating agreement); or
○	give any person the right to dissolve our company.
Our manager can only be removed as manager of our company in the event our manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with our company which has a material adverse effect on our company.

When entitled to vote on a matter, each interest holder will be entitled to one vote per interest held by it on all matters submitted to a vote of the interest holders of our company. The removal of our manager as manager of our company must be approved by two-thirds of the votes that may be cast by all interest holders of our company. All other matters to be voted on by the interest holders must be approved by a majority of the votes cast by all interest holders of our company present in person or represented by proxy.

Our manager or its affiliates (if they hold interests) may not vote as an interest holder in respect of any matter put to the interest holders. However, the submission of any action of our company for a vote of the interest holders shall first be approved by our manager and no amendment to the operating agreement may be made without the prior approval of our manager that would decrease the rights of our manager or increase the obligations of our manager thereunder.

Our manager has broad authority to take action with respect to our company. See “Directors, Executive Officers and Significant Employees—Our Manager” for more information. Except as set forth above, our manager may amend the operating agreement without the approval of the interest holders to, among other things, reflect the following:

●	the merger of our company with, or the conveyance of all of our assets to, a newly formed entity, for example, to effect the disposition of the underlying asset in a tax-efficient manner;

●	a change that our manager determines to be necessary or appropriate to implement any state or federal statute, rule, guidance or opinion;

●	a change that our manager determines to be necessary, desirable or appropriate to facilitate the trading of interests;

●
a change that our manager determines to be necessary or appropriate for our company to qualify as a limited liability company under the laws of any state or to ensure that the company will continue to qualify as a corporation for U.S. federal income tax purposes;

●
an amendment that our manager determines, based upon the advice of counsel, to be necessary or appropriate to prevent our company, our manager, or the officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

●	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the operating agreement;

●
any amendment that our manager determines to be necessary or appropriate for the formation by our company of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the operating agreement;

●	a change in the fiscal year or taxable year and related changes; and

●	any other amendments which our manager deems necessary or appropriate to enable our manager to exercise its authority under the operating agreement.

In each case, our manager may make such amendments to the operating agreement provided our manager determines that those amendments:

●	do not adversely affect the interest in any material respect;

●
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

●
are necessary or appropriate to facilitate the trading of interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the interests may be listed for trading, compliance with any of which our manager deems to be in the best interests of our company and the interest holders;

●	are necessary or appropriate for any action taken by our manager relating to splits or combinations of interests under the provisions of the operating agreement; or

●	are required to effect the intent expressed in this prospectus or the intent of the provisions of the operating agreement or are otherwise contemplated by the operating agreement.

Any holder that beneficially owns 10% or more of the interests (excluding shares beneficially owned by our manager or affiliates) may irrevocably limit or eliminate its voting rights by providing an irrevocable certification to the company in substantially the form included in the operating agreement. In the event a member irrevocably limits or eliminates its voting rights, all of the interests beneficially owned by the holder in excess of the voting limit applicable to the holder will no longer have any voting rights for so long as the interests are beneficially owned by the holder or the holder’s affiliates. Any holder that irrevocably eliminates its voting rights or limits its voting rights, such that under no circumstances would such holder, together with its affiliates, have the right to cast more than 10% of the total votes in an election of our manager or on any other matter put to a vote of the holders, will not be named or have its address or ownership reported in the company’s ongoing filings with the Commission, including the beneficial ownership table in the company’s Annual Report on Form 1-K, unless the holder is otherwise deemed to be an “affiliate” of the company as defined in Rule 405 of the Securities Act. The determination of affiliate status for such purposes will be made by the manager in its sole and absolute discretion and the company or its transfer agent may require any holder that owns more than 10% of the interests to provide a legal opinion and or other information it deems necessary or appropriate to determine such holder’s affiliate status. If any such 10% or more holder is deemed to be an “affiliate,” notwithstanding the limit on voting, such holder’s name, address and ownership will be reported in the company’s filings with the Commission, including the beneficial ownership table in the company’s Annual Report on Form 1-K.

Liquidation Rights

The operating agreement provides that our company shall remain in existence until the earlier of the following: (i) the election of our manager to dissolve it; (ii) the sale, exchange or other disposition of substantially all of the assets of our company; (iii) the entry of a decree of judicial dissolution of our company; (iv) at any time that our company no longer has any members, unless the business is continued in accordance with the LLC Act; and (v) a vote by a majority of all interest holders of our company following the for-cause removal of our manager. Under no circumstances may our company be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members who hold more than two-thirds of the interests in the profits of our company).

Upon the occurrence of any such event, our manager (or a liquidator selected by our manager) is charged with winding up the affairs of the company as a whole and liquidating its assets. Upon the liquidation of our company as a whole, the underlying asset will be liquidated and any after-tax proceeds distributed: (i) first, to any third-party creditors; (ii) second, to any creditors that are our manager or its affiliates; and thereafter, (iii) first, 100% to the interest holders, allocated pro rata based on the number of interests held by each interest holder (which may include our manager, any of its affiliates and asset sellers) until the interest holders receive back 100% of their capital contribution and second, (A) 10% to our manager and (B) 90% to the interest holders, allocated pro rata based on the number of interests held by each interest holder (which may include our manager, any of its affiliates and asset sellers).

Transfer Restrictions

Our interests are subject to restrictions on transferability. A holder of interests may not transfer, assign or pledge its interests without the consent of our manager. Our manager may refuse a transfer by an interest holder if such transfer would (i) result in there being 2,000 or more beneficial owners or 500 or more beneficial owners that are not accredited investors (provided that our manager may waive such limitations); (ii) adversely affect our company or subject our company, our manager or any of their affiliates to any additional regulatory or governmental requirements or cause our company to be disqualified as a limited liability company; (iii) subject our company, our manager or any of their affiliates to any tax to which they would not otherwise be subject; (iv) require registration of the interests or our company, our manager or any of their affiliates under any securities laws of the United States, any state thereof or any other jurisdiction; (v) cause the underlying asset to be deemed “plan assets” for purposes of ERISA; (vi) result in a change of U.S. federal income tax treatment of our company or result in a termination of our company for U.S. federal income tax purposes; or (vii) violate or be inconsistent with any representation or warranty made by the transferor. Furthermore, as our interests are not registered under the Securities Act, transfers of our interests may only be effected pursuant to exemptions under the Securities Act and permitted by applicable state securities laws.

Provided that any electronic alternative trading system registered with the Commission and FINRA on Form ATS (an “ATS”) on which interests are listed for trading requires from interest holders such representations and agreements as described in the operating agreement, interests may be transferred via such ATS. Public intends to launch an interface on the Public Platform that enables investors to buy and sell their holders via the PPEX ATS operated by North Capital. As of the date of this offering circular, the PPEX ATS will be the sole trading platform approved by our manager for secondary transfers of our interests (for the avoidance of doubt, transfers may occur outside of a trading platform). We will notify interest holders of approval of any additional trading platform(s) by sending an email message or a message through the Public Platform, or by posting a message on the Public website.

To obtain approval for any transfer not facilitated by the PPEX ATS, interest holders should contact us by sending us an email message to alts@public.com prior to any voluntary transfer or within 30 days of any involuntary transfer and provide sufficient information to allow our company’s legal counsel to make a determination that the transfer would not result in any of the scenarios described above. For a transfer in the event of death of the interest holder, notice should be given by a duly authorized representative of the estate of such interest holder and include proof of legal authority and valid assignment.

Our manager may transfer all or any portion of the interests held by it at any time and from time to time, in accordance with applicable securities laws, either directly or through brokers, or otherwise.

Additionally, unless and until the interests are listed or quoted for trading, there are restrictions on the holder’s ability to the pledge or transfer the interests. There can be no assurance that we will, or will be able to, register our interests for resale. Therefore, investors may be required to hold their interests indefinitely. Please refer to the subscription agreement for additional information regarding these restrictions.

Agreement to be Bound by the Operating Agreement; Power of Attorney

By purchasing interests, you will be admitted as a member of our company and will be bound by the provisions of, and deemed to be a party to, the operating agreement. Pursuant to the operating agreement, each investor grants to our manager a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our manager the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, the operating agreement.

Duties of Officers

The operating agreement provides that, except as may otherwise be provided by the operating agreement, the property, affairs and business will be managed under the direction of our manager. Our manager has the power to appoint officers, and such officers have the authority and exercise the powers and perform the duties specified in the operating agreement or as may be specified by our manager. Our manager will be appointed as the asset manager to manage the underlying asset.

We may decide to enter into separate indemnification agreements with the directors and officers of our company, our manager or our asset manager (including if our manager or asset manager appointed is not Otis). If entered into, each indemnification agreement is likely to provide, among other things, for indemnification to the fullest extent permitted by law and the operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements may also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to our company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the operating agreement.

Books and Reports

We are required to keep appropriate books of the business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our manager in accordance with the Code. Our manager will file with the Commission periodic reports as required by applicable securities laws.

Under the Securities Act, we must update this offering circular upon the occurrence of certain events. We will file updated offering circulars and offering circular supplements with the Commission. Upon qualification of this offering, we will be subject to the informational reporting requirements of the Securities Act that are applicable to companies whose securities are qualified pursuant to Tier 2 of Regulation A, and accordingly, we will file annual reports, semiannual reports and other information with the Commission. In addition, we plan to provide holders of interests with periodic updates, including offering circulars, offering circular supplements, pricing supplements, information statements and other information.

We will provide such documents and periodic updates electronically through the Public Platform. As documents and periodic updates become available, we will notify holders of interests by sending an email message or a message through the Public Platform that will include instructions on how to retrieve the periodic updates and documents. If our email notification is returned to us as “undeliverable,” we will contact the holder by other means provided to obtain an updated email address. We will provide holders with copies via email or paper copies at any time upon request. The contents of the Public Platform are not incorporated by reference in or otherwise a part of this offering circular.

Exclusive Jurisdiction

Under Section 15.08 of our operating agreement, any dispute in relation to the operating agreement is subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and each investor will covenant and agree not to bring any such claim in any other venue. If a holder of the interests were to bring a claim against our company or our manager pursuant to the operating agreement, it would have to do so in the Delaware Court of Chancery. Notwithstanding the foregoing, if, for any reason, the Delaware Chancery Court does not have jurisdiction over an action, then the action may be brought in other federal or state courts located in Delaware.

We believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted the provision to limit the time and expense incurred by our management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of our company.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Further, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision would require suits to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction to be brought in federal court located in Delaware. Investors will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations under those laws.

Waiver of Right to Trial by Jury

Our operating agreement provides that each investor waives the right to a jury trial for any claim they may have against us arising out of, or relating to, the operating agreement and any transaction arising under the operating agreement, which could include claims under federal securities law. By subscribing to this offering and adhering to the operating agreement, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives his or her jury trial rights. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. For the avoidance of doubt, by subscribing to this offering and adhering to the operating agreement, the investor is not waiving our company’s compliance with federal securities laws and the rules and regulations under those laws.

Secondary Trading

Public intends to launch an interface on the Public Platform that enables investors to buy and sell their holdings via the PPEX ATS. North Capital is a broker-dealer registered with the Commission and a member of FINRA and SIPC, and the PPEX ATS is registered with the Commission and FINRA on Form ATS. Our company will engage North Capital to receive orders to buy and sell from interest holders and will engage a broker-dealer to execute trades through the PPEX ATS. Any trades are subject to restrictions under state and federal securities laws, as well as the transfer restrictions included in our operating agreement (see “Securities Being Offered—Transfer Restrictions” above). State securities laws may result in the inability to execute a trade based on, for instance, the location of the buyer or seller, or the number of sales that a seller has undertaken in the prior 12 months. The availability of the aforementioned interface does not foreclose investors from either seeking liquidity outside of the Public Platform through direct negotiation with prospective secondary purchasers or by placing an order directly with the PPEX ATS after creating an account with PPEX ATS.

MATERIAL UNITED STATES TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the interests offered hereby to U.S. holders but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	persons subject to the alternative minimum tax;

●	tax-exempt organizations;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of the company’s interests (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	persons who hold the interests as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

●	persons who do not hold the interests as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

●	persons deemed to sell the interests under the constructive sale provisions of the Code.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes, holds interests, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold interests, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of the interests arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any foreign taxing jurisdiction or under any applicable tax treaty.

Taxation of the company’s interests is intended to be as a “C” Corporation.

Taxation of Distributions to Investors

A “U.S. Holder” includes a beneficial owner of interests that is, for U.S. federal income tax purposes, an individual citizen or resident of the United States.

Distributions to U.S. Holders current or accumulated earnings and profits (which would include any gains derived from the sale or exchange of the underlying asset), net of tax paid or accrued thereon, will be taxable to U.S. Holders as dividends. A U.S. Holder who receives a distribution constituting “qualified dividend income” may be eligible for reduced federal income tax rates. U.S. Holders are urged to consult their tax advisors as to whether any dividends paid by the company would be “qualified dividend income.” Distributions in excess of the current and accumulated earnings and profits of the company will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder’s interests. Rather, such distributions will reduce the adjusted basis of such U.S. Holder’s interests. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. Holder’s adjusted basis in its interests will be taxable as capital gain in the amount of such excess if the interests are held as a capital asset. In addition, a 3.8% tax applies to certain investment income (referred to as the 3.8% NIIT). In general, in the case of an individual, this tax is equal to 3.8% of the lesser of (i) the taxpayer’s “net investment income” or (ii) the excess of the taxpayer’s adjusted gross income over the applicable threshold amount ($250,000 for taxpayers filing a joint return, $125,000 for married individuals filing separate returns and $200,000 for other taxpayers). In the case of an estate or trust, the 3.8% tax will be imposed on the lesser of (x) the undistributed net investment income of the estate or trust for the taxable year, or (y) the excess of the adjusted gross income of the estate or trust for such taxable year over a beginning dollar amount (currently $7,500 of the highest tax bracket for such year). Dividends are included as investment income in the determination of “net investment income” under Section 1411(c) of the Code.

Taxation of Dispositions of Interests

Upon any taxable sale or other disposition of interests, a U.S. Holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the U.S. Holder’s adjusted tax basis in the interests. A U.S. Holder’s adjusted tax basis in the interests generally equals his, her or its initial amount paid for the interests and decreased by the amount of any distributions to the investor in excess of current or accumulated earnings and profits. In computing gain or loss, the proceeds that U.S. Holders receive will include the amount of any cash and the fair market value of any other property received for their interests, and the amount of any actual or deemed relief from indebtedness encumbering their interests. The gain or loss will be long-term capital gain or loss if the interests are held for more than one year before disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 20% (plus any applicable state income taxes) plus the 3.8% NIIT. The deductibility of capital losses may be subject to limitation and depends on the circumstances of a particular U.S. Holder; the effect of such limitation may be to defer or to eliminate any tax benefit that might otherwise be available from a loss on a disposition of the interests. Capital losses are first deducted against capital gains, and, in the case of non-corporate taxpayers, any remaining such losses are deductible against salaries or other income from services or income from portfolio investments only to the extent of $3,000 per year.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you.

Payments of dividends or of proceeds on the disposition of the interests made to you may be subject to additional information reporting and under some circumstances to backup withholding at a current rate of 24% unless you establish an exemption. Backup withholding is not an additional tax; rather, the federal income tax liability of persons subject to backup withholding is reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and foreign tax consequences, if applicable, of purchasing, holding and disposing of the interests, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS

The validity of the interests offered hereby will be passed upon for us by CrowdCheck Law LLP.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission an offering statement on Form 1-A under the Securities Act with respect to the interests offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to us and the interests to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference.

Upon qualification by the Commission of the offering statement of which this offering circular is a part, we will be subject to the informational requirements of Tier 2 of Regulation A and are required to file annual reports, semiannual reports, current reports and other information with the Commission. These documents are publicly available, free of charge, on the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system.

You can read the offering statement and our filings with the Commission over the internet at the Commission’s website at www.sec.gov, on the EDGAR system. You may also read and copy any document we file with the Commission at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our manager will answer inquiries from potential investors concerning the interests, our company, our manager, Public and other matters relating to the offer and sale of the interests under this offering circular. We will afford the potential investors the opportunity to obtain any additional information to the extent we possess such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this offering circular.

Requests and inquiries regarding this offering circular should be directed to:

Otis Wealth, Inc.
6 Harrison Street, 5th Floor
New York, NY 10013
E-Mail: alts@public.com
Tel: (201) 479-4408
Attention: Legal Department

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

PART III - EXHIBITS
Exhibit Index

Exhibit No.	Description
2.1	Certificate of Formation of Public Diamond Himalaya Birkin LLC
2.2	Limited Liability Company Agreement of Public Diamond Himalaya Birkin LLC
4.1	Form of Subscription Agreement for Interests
6.1	Broker-Dealer Agreement, dated July 8, 2022, between Public Diamond Himalaya Birkin LLC and Dalmore Group, LLC
6.2	Form of Intercompany Agreement
6.3	Form of Asset Management & Administrative Services Agreement
12.1	Opinion of CrowdCheck Law LLP

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 22, 2022.

PUBLIC DIAMOND HIMALAYA BIRKIN LLC By: Otis Wealth, Inc., its managing member
By:	/s/ Keith Marshall
Keith Marshall President, Secretary, Treasurer & Sole Director

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Keith Marshall
President, Secretary, Treasurer & Sole Director of Otis Wealth, Inc. (as principal executive officer, principal financial officer, principal accounting officer and sole member of the board of directors of Otis Wealth, Inc.)
July 22, 2022
Keith Marshall

Otis Wealth, Inc.		Managing Member	July 22, 2022

By:	/s/ Keith Marshall
Name: Keith Marshall
Title: President, Secretary, Treasurer & Sole Director